Share Purchase Agreement James Hardie International Group Ltd James Hardie Holdings Ltd Holcim Westbeteiligungs GmbH Holcim Ltd Dated 20 August 2026 1

Contents BACKGROUND 4 AGREED TERMS 5 1 DEFINITIONS AND INTERPRETATION 5 2 SALE AND PURCHASE OF SHARES 14 3 PURCHASE PRICE AND PAYMENT 14 4 INTRA-GROUP DEBT 15 5 CONDITIONS TO COMPLETION 16 6 PRE-COMPLETION COVENANTS 18 7 COMPLETION 21 8 ESTIMATED PURCHASE PRICE ADJUSTMENT 24 9 SEPARATION AND CARVE-OUT ISSUES; COVENANTS AND SPECIFIC TAX INDEMNITY 24 10 SELLER WARRANTIES AND BREACHES 33 11 CONDUCT OF CLAIMS 35 12 LIMITATIONS ON SELLERS' LIABILITY 36 13 RECOURSE TO W&I INSURANCE 39 14 TAX COVENANT 40 15 PURCHASER WARRANTIES AND GUARANTEES AND ASSURANCES 41 16 RESTRICTIVE COVENANTS 42 17 CONFIDENTIALITY AND ANNOUNCEMENTS 43 18 INSURANCE 44 19 GENERAL 45 20 GOVERNING LAW AND JURISDICTION 49 SCHEDULE 1 SELLERS, SHARES AND PURCHASE PRICE 51 SCHEDULE 2 GROUP COMPANIES AND PARTICIPATIONS 52 SCHEDULE 3 DEED OF TRANSFER 53 SCHEDULE 4 DATA ROOM INDEX 54 SCHEDULE 5 COMPLETION ACCOUNTS 55 SCHEDULE 6 PERMITTED ACTIONS 56 SCHEDULE 7 POOLING GROUP ENTITIES 57 SCHEDULE 8 SELLER WARRANTIES 58 SCHEDULE 9 TAX COVENANT 59 SCHEDULE 10 PURCHASER WARRANTIES 60 SCHEDULE 11 CHANGE OF DIRECTORS 61 SCHEDULE 12 NOTARY LETTER 62 SCHEDULE 13 NOTICES 63 SCHEDULE 14 FORM OF TSA 64 SCHEDULE 15 CARVE-OUT PRINCIPLES 65 Share Purchase Agreement |

SCHEDULE 16 FORM OF INTRA-GROUP DEBT ASSIGNMENT DEED 66 SCHEDULE 17 OVERVIEW OF SHAREHOLDER LOANS 67 SCHEDULE 18 LICENSED IP 68 SCHEDULE 19 INFORMATION OF THE WORKS COUNCIL 69 SIGNATURE PAGE 70 Share Purchase Agreement |

This agreement is made on 20 August 2026 Parties (1) THE PERSONS whose names and addresses are set out in Schedule 1 (together Sellers, and each a Seller); (2) HOLCIM WESTBETEILIGUNGS GMBH, a company incorporated under the laws of Germany, having its registered office in Troplowitzstr. 5, 22529 Hamburg, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg with number HRB 157229 (Purchaser); and (3) HOLCIM LTD, a company incorporated under the laws of Switzerland, having its registered office in Grafenauweg 10, 6300 Zug, Switzerland, and registered with the Zug commercial register under the number CHE-100.136.893 (Purchaser Guarantor), together the Parties and each individually a Party. Background A The Sellers hold all issued and outstanding shares in the capital of (i) James Hardie NL 1 B.V., a company incorporated under the laws of the Netherlands, having its registered office in Loonse Waard 20, 6606 KG Niftrik, the Netherlands, and registered with the Dutch Trade Register with number 69936536 (James Hardie NL 1), i.e. 144,100 ordinary shares, with the nominal amount of EUR 0,01 (one cent) each and the serial numbers 1 through and including 144,100 (Shares James Hardie NL 1); and (ii) James Hardie Europe B.V., a company incorporated under the laws of the Netherlands, having its registered office in Loonse Waard 20, 6606 KG Niftrik, the Netherlands, and registered with the Dutch Trade Register with number 34181531 (James Hardie Europe, and James Hardie NL 1 and James Hardie Europe together the Companies and each a Company), i.e. 20,002 shares, with the nominal amount of EUR 1 (one euro) each and the serial numbers 1 through and including 20,002 (Shares James Hardie Europe, and Shares James Hardie NL 1 and Shares James Hardie Europe together the Shares), held by the Sellers as further detailed in Schedule 1. B The Companies, directly and/or indirectly, hold all issued and outstanding shares in the capital of the subsidiaries as detailed in Part 2 of Schedule 2 (Subsidiaries and each a Subsidiary, and together with the Companies the Group Companies and each a Group Company). C James Hardie NL 1 indirectly holds the participation as listed in Part 3 of Schedule 2 (Participation). D The business activities of the Group Companies consist of the European business of James Hardie Industries plc (ASX and NYSE: JHX), including its fibre gypsum and cement-bonded activities, but excluding the Fiber Cement Business (Business). E James Hardie Industries plc and Holcim Group Services Ltd entered into a confidentiality and non-disclosure agreement on 22 May 2026 (NDA) as well as a clean team agreement signed on 3 and 4 July 2026 (CTA), in each case in relation to the proposed sale and purchase of the Shares as contemplated by this agreement, pursuant to which certain confidential information relating to the Group Companies and the Business was made available to the Purchaser and its advisers. F Prior to the Signing Date, from 24 July 2026 until 20 August 2026, the Sellers gave the Purchaser and its representatives access to the Data Room during which period the Purchaser and its legal, financial, tax and other professional advisers (i) conducted and completed to their satisfaction a due diligence investigation into the commercial, operational, IT, environmental, legal, financial and tax aspects of the Group Companies, (ii) were given the Share Purchase Agreement | 4

opportunity to raise (and receive answers to) all questions in relation to the Group Companies and the Business they required and (iii) attended management presentations, expert sessions and site visits (Due Diligence Investigation). G The Purchaser has arranged for warranty and indemnity liability insurance (W&I Insurance) in the name of the Purchaser with Dual Europe GmbH (W&I Insurer) in order to provide it with recourse for breaches of any of the Seller Warranties and the Tax Indemnity in this agreement. H The Purchaser Guarantor has agreed to guarantee the payment of the Purchase Price (including any adjustments of the Estimated Purchase Price in accordance with this agreement) and the Intra-Group Debt Purchase Price by the Purchaser under this agreement. I Prior to the execution of this agreement, the Parties have obtained all necessary internal approvals to enter into this agreement and to effect the Transaction. J On the Signing Date, the Sellers and the Purchaser have duly complied with the provisions of the Social and Economic Council Merger Regulation (SER-besluit Fusiegedragsregels 2015) and the provisions of the Dutch Works Council Act (Wet op de ondernemingsraden). K The Sellers now wish to sell and transfer to the Purchaser and the Purchaser now wishes to purchase and acquire from the Sellers the Shares, subject to the terms and conditions of this agreement. Agreed terms 1 Definitions and interpretation 1.1 In this agreement, unless provided otherwise: Accounts means the pro forma consolidated carve-out balance sheet and profit and loss statement of the Business for the financial year ended on the Accounts Date as attached hereto as part 2 of Schedule 5; Accounts Date means 31 March 2026; Affiliate in relation to a company, means any other company directly or indirectly controlling, controlled by or under common control with such company, and “control” for these purposes means (a) holding the majority of the voting rights or share capital of such company, (b) having the ability to appoint more than half of the directors of the board of directors or equivalent governing body of such company, or (c) otherwise having the power to direct the management and policies of such company; Authority means any supra-national, national or sub-national authority, governmental authority, commission, department, agency, regulator, regulatory body, judicial body, court, tribunal or arbitrator; Base Working Capital has the meaning given in Part 1 of Schedule 5; Business has the meaning given in recital D; Business Day means a day (other than a Saturday or Sunday) on which banks are open for commercial business in Frankfurt am Main, Germany, and Amsterdam, the Netherlands; Business IPR has the meaning given in paragraph 10.1 of Schedule 8; Business Trademarks means any registered trademarks, service marks, trade names and any other brand identifiers (in each case whether registered or unregistered) owned by any Group Company at Completion; Share Purchase Agreement | 5

Business Warranties means the Seller Warranties other than the Fundamental Warranties and the Tax Warranties; Carve-Out has the meaning given in clause 9.7; Carve-Out Costs has the meaning given in clause 9.11; Carve-Out Indemnity Claim means any claim of the Purchaser under clause 9.11; Carve-Out Principles has the meaning given in clause 9.8; Cash has the meaning given in Part 1 of Schedule 5; Cash Pool Leader has the meaning given in clause 9.3; Cash Pooling has the meaning given in clause 9.3; Claim means any claim by the Purchaser pursuant to the provisions of this agreement, other than a claim for payments to be made to the Purchaser under Part 5 of Schedule 5 and/or under clause 8 or any Specific Indemnity Claim; Claim Notice has the meaning given in clause 11.1; Commitments has the meaning given in clause 6 of Schedule 19; Company/Companies has the meaning given in recital A; Competing Business has the meaning given in paragraph 16.1(a) of Schedule 8 Completion means the performance of all of the Parties' obligations set out in clause 7.3; Completion Date means the last Business Day of the calendar month in which the later of the Merger Clearance Condition and the Works Council Condition has been satisfied or waived, except that where less than seven (7) Business Days remain between such satisfaction or waiver and the last Business Day of such calendar month, Completion Date means the last Business Day of the following calendar month, or, in each case, such other date as may be agreed in writing between the Sellers and the Purchaser; Completion Disclosure Letter has the meaning given in clause 10.7; Confidential Information means in relation to a person/Party/Group Company: all and any information which is not in the public domain and which relates to its business, trading or financial or other affairs (including information relating to its products or services, processes and operations, its customer and supplier lists, price lists, contractual arrangements, market opportunities, plans and intentions, developments, data, results, inventions (whether patentable or not), know-how, show-how, trade secrets, forecasts, analyses, evaluations, research methodologies, technical or business information, personnel information and other matters concerning the business, trading or financial or other affairs of, or relating to, the person/Party/Group Company or its customers or other persons having dealings with it), whether such information is oral, in writing, electronic or other form, whether tangible or otherwise or marked in writing as "confidential", and all and any information which has been or may be derived or obtained from any such information; Consultation Process has the meaning given in clause 1 of Schedule 19; Consultation Request has the meaning given in clause 3(a) of Schedule 19; CTA has the meaning given in recital E; Damage has the meaning given in clause 10.5; Data Room means the electronic data room maintained by Datasite in relation to the Group Companies and the Business, to which the Purchaser and its advisers have had access from Share Purchase Agreement | 6

24 July 2026 until 20 August 2026 the contents of which are recorded on the Data Room USB; Data Room USB means a secured USB on which all the documents in the Data Room as at 20 August 2026 have been recorded; DCC means the Dutch Civil Code (Burgerlijk Wetboek); Debt has the meaning given in Part 1 of Schedule 5; Deed of Transfer means the notarial deed of transfer effecting the transfer of the Shares from the Sellers to the Purchaser at Completion, substantially in the agreed form attached as Schedule 3 and to be executed by the Notary on the Completion Date; Defaulting Party has the meaning given in clause 7.8; Disclosed Information means: (a) the documents contained in the Data Room, as listed in the index attached as Schedule 4, and as recorded on the Data Room USB; (b) the answers to questions raised by and documents provided by the Sellers and/or DLA Piper to the Purchaser and its advisers to the following persons and email addresses until 24 July 2026: Virginie Darbo (virginie.darbo@holcim.com), Maximilian Sträb (max.straeb@holcim.com), Jeremy Keim (jeremy.keim@holcim.com); Romine Hakme (romine.hakme@ubs.com), Yannis Zemp (yannis.zemp@ubs.com), Giorgio Cesario (Giorgio giorgio.cesario@ubs.com), Paul Glang (paul-za.glang@ubs.com), Nikolas Scholz (nikolas.scholz@ubs.com) and OL-UBS-Eiffel-Core (ol-ubs-eiffel- core@ubs.com), Christoph Barth (christoph.barth@linklaters.com), Sinziana Ianc (sinziana.ianc@linklaters.com) and Bianca Grujcic (bianca.grujcic@linklaters.com); (c) the information included in the Completion Disclosure Letter; (d) the "Information Memorandum" dated 26 May 2026 prepared by the Sellers in connection with the contemplated sale of the Shares; (e) the "Legal Factbook" dated 2 July 2026 prepared by DLA Piper UK LLP; (f) the "Market Study", dated 08 April 2026 prepared by Roland Berger GmbH; (g) the "Financial Factbook", dated 29 May 2026 prepared by KPMG AG Wirtschaftsprüfungsgesellschaft; (h) the "Tax Factbook", dated 23 June 2026 prepared by KPMG AG Wirtschaftsprüfungsgesellschaft; (i) the "Separation Concept", dated 30 April 2026 prepared by KPMG AG Wirtschaftsprüfungsgesellschaft; (j) the "Sell-side Financial Model", dated May 2026 prepared by the Sellers; (k) the "Management Presentation", dated July 2026 prepared by the Sellers; (l) the "Environmental Due Diligence Assessment Report", dated 02 July 2026 provided by ERM GmbH; (m) matters specifically addressed in this agreement (including its schedules and annexes) or any other Transaction Document; and (n) any matters which could have been reasonably discovered from entries in the Dutch Trade Register and similar registers in other countries where the Group Companies are incorporated on the Business Day preceding the Signing Date; Share Purchase Agreement | 7

DLA Piper Nederland means DLA Piper Nederland N.V. at Prinses Amaliaplein 3 (1077 XS) Amsterdam, the Netherlands; Draft Completion Accounts has the meaning given in Part 1 of Schedule 5; Due Diligence Investigation has the meaning given in recital F; Dutch Trade Register means the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel); D&O Beneficiaries has the meaning given in clause 9.27; D&O Run-Off Policy has the meaning given in clause 9.27; Effective Time means immediately before midnight (local time) on the Completion Date; Encumbrance means any encumbrance or security interest whatsoever including any claim, charge, mortgage, hypothecation, usufruct, lien, pledge, right of pre-emption, right of first refusal, option, conversion right, title retention, equitable power, power of sale, attachment and any other preferential right, agreement, arrangement or other third party right or security interest having similar effect; Estimated Cash has the meaning given in Part 1 of Schedule 5; Estimated Debt has the meaning given in Part 1 of Schedule 5; Estimated Purchase Price has the meaning given in clause 3.1; Estimated Working Capital has the meaning given in Part 1 of Schedule 5; ETS has the meaning given in clause 6.2(k); European Reporting Segment Information means the SAP trial balances for the JHEU Segment Companies from which the James Hardie Europe (JHEU) Segment Information is derived, together with the SAP trial balances for the Non Segment Companies in each case for the period ended on, and as at, 31 March 2026 and disclosed in the Dataroom reference - 3.17.7 “FY26 US GAAP to local GAAP Balance Sheet Reconciliation” – Tab 2 and in the Data Room reference - 3.17.1 “Income Statements Reconciliation LG to O Adjusted Final” – Tab 7 “P&L Consol EU 2026”; Excluded Domain Names has the meaning given in clause 9.34(a); Expert has the meaning given in Part 1 of Schedule 5; Facilities has the meaning given in paragraph 7.1 of Schedule 8; Fairly Disclosed means, in relation to any matter, that: (a) was reasonably apparent from the Disclosed Information without having to review other information that is referenced but not provided in the Disclosed Information; and/or (b) at the Signing Date, the Purchaser knew, or should reasonably have known (having exercised due care and skill when reviewing the Disclosed Information), of the matter, and was reasonable for the Purchaser to conclude that the matter could give rise to a Seller Warranty Breach. Fiber Cement Agreements has the meaning given in Schedule 15; Fiber Cement Assets has the meaning given in Schedule 15; Fiber Cement Business has the meaning given in Schedule 15; Share Purchase Agreement | 8

Fiber Cement Employees has the meaning given in Schedule 15; Final Completion Accounts has the meaning given in Part 1 of Schedule 5; Fundamental Warranties means the Seller Warranties set out in paragraphs 1 to 3 (each including) of Schedule 8; Group Company/Group Companies has the meaning given in recital B; Group Company Released Parties has the meaning given in clause 12.13; Incentive and Retention Programs means the (long or short term) incentive and retention programs implemented by the Group Companies and/or the Seller Group with respect to the Group Companies prior to the Completion Date, including those set out in the clean team folder of the Data Room under Data Room reference 8.14.3 and 8.14.4.27 through 8.14.4.30; Intellectual Property Rights means all industrial and intellectual property rights, including trademarks, service marks, rights in trade names, business names, logos and trade dress, rights to sue for passing off and in unfair competition, patents, utility models, rights in inventions, design rights, copyrights and related rights (including rights in computer software), database rights, rights in domain names, URLs and social media accounts, rights in confidential information, trade secrets, and all other similar rights in any part of the world, including any registration of such rights and applications and rights to apply for such registrations; Intra-Group Debt means all receivables of the Seller Group against the Group Companies arising from the shareholder loans between the Group Companies and the Seller Group and for the avoidance of doubt excluding any amounts owed in respect of ordinary course trading or intra-group services, as at the Effective Time; Intra-Group Debt Purchase Price has the meaning given in clause 4.3; IP Contracts has the meaning given in paragraph 10.3 of Schedule 8; IT Systems has the meaning given in paragraph 11.1 of Schedule 8; JH Netherlands means James Hardie Netherlands B.V.; JHEU Segment Companies means James Hardie Europe BV, James Hardie Batiment SAS, James Hardie Fiber Cement Europe GmbH, James Hardie Building Products Limited, James Hardie Europe GmbH, JH Netherlands, Fermacell Schraplau GmbH, James Hardie Spain SLU; James Hardie Europe (JHEU) Segment Information means the financial information disclosed within the FY2026 Annual Report for James Hardie Industries plc in respect of the ‘Europe Segment’ as set out in the Form 10-K included within this document; Key Customers means the customers listed in the document(s) with Data Room reference 16.9.2.11; Key Employees means the key employees of the Group Companies as listed in Data Room under ref. 8.3.2 and any person who replaces any such key person prior to Completion; Key Suppliers means the suppliers listed in the document(s) with Data Room reference 16.9.2.11; License has the meaning given in clause 9.17; Licensed IP has the meaning given in clause 9.17; Licences has the meaning given in paragraph 18.5 of Schedule 8; Material Agreements has the meaning given in paragraph 9.1 of Schedule 8; Share Purchase Agreement | 9

Meppen Property means the real property at Am Rögelberg 30, 49716 Meppen, Germany, held by James Hardie Fiber Cement Europe GmbH at the Signing Date; Merger Clearance Condition has the meaning given in clause 5.1; NDA has the meaning given in recital E; Non-Assert Covenant has the meaning given in clause 9.18; Non-Defaulting Party has the meaning given in clause 7.8; Non-Segment Companies means James Hardie Europe Holdings GmbH, James Hardie NL 1, James Hardie NL 2 B.V., James Hardie NL 3 B.V. and Aplicaciones Minerales SA; Notary means a civil-law notary (notaris) of DLA Piper Nederland or substitute in office; Notary's Bank Account means the bank account in the name of DLA Piper Derdengelden Notariaat as set out in the Notary Letter; Notary Letter means the notary letter setting out the closing mechanics and flow of funds at Completion, substantially in the agreed form attached as Schedule 12 and to be entered into between the Sellers, the Purchaser and the Notary prior to Completion; One-Time Benefits has the meaning given in clause 6.2(m); Original VAT Cap has the meaning given in clause 9.45; Owned Business IPR has the meaning given in paragraph 10.7 of Schedule 8; Owned Registered IPR has the meaning given in paragraph 10.2 of Schedule 8; Participation has the meaning given in recital C; Participation Shares has the meaning given in paragraph 3.1 of Schedule 8; Pension Arrangements has the meaning given in paragraph 17.1 of Schedule 8; Personnel has the meaning given in paragraph 10.8 of Schedule 8; Pool Accounts has the meaning given in clause 9.3; Pooling Group Companies has the meaning given in clause 9.3; Properties has the meaning given in paragraph 13.1 of Schedule 8; Purchase Price has the meaning given in clause 3.4; Purchaser Group means the Purchaser and any Affiliate of the Purchaser from time to time, including the Group Companies from Completion; Purchaser’s Knowledge means the actual knowledge of Virginie Darbo, Maximilian Sträb and Jeremy Keim on the Signing Date; Relevant Capacity means for its own account or for that of any person, firm or company (other than the Purchaser or the Group Companies) and whether through the medium of any company controlled by it or as principal, partner, director, employee, consultant or agent; Relevant Proportion, in relation to a Seller, means a percentage determined by the Sellers in accordance with clause 3.4; Relevant VAT Exposure has the meaning given to it in clause 9.43(a); Share Purchase Agreement | 10

Response Period has the meaning given in Part 1 of Schedule 5; Restricted Party means any person or entity that is: (a) the subject of, or beneficially owned or controlled by a person or entity that is the subject of, Sanctions; (b) the government of a Sanctioned Country; (c) located in or organised under the laws of any Sanctioned Country; or (d) otherwise a target of Sanctions; RETT Draft Notification has the meaning given in clause 19.5(b); Roadmap has the meaning given in clause 9.17; Sanctioned Country means a country or territory which is subject to Sanctions; Sanctions means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the United States government; (b) the United Nations Security Council; (c) the European Union; (d) HM Treasury of the United Kingdom; or (e) Switzerland; Seller Group means each or any of the Sellers and any Affiliate of the Sellers for the time being, including the Group Companies prior to Completion; Seller Group Names and Marks has the meaning given in clause 9.33(a); Seller Released Parties has the meaning given in clause 12.13; Sellers Dispute Notice has the meaning given in Part 1 of Schedule 5; Sellers Group Insurance Policies means all insurance policies (whether under policies maintained with third party insurers or any member of the Seller Group), other than Target Group Insurance Policies, maintained by the Seller Group under which, immediately prior to the Completion Date, any Group Company is entitled to any benefit, and Sellers Group Insurance Policy means any one of them; Sellers' Knowledge means the actual knowledge of Chris Russell and Niamh Lynch on the Signing Date after due inquiry with Christian Claus not more than two (2) Business Days prior to the Signing Date; Seller Warranties means the representations and warranties given by the Sellers in clause 10.1 and set out in Schedule 8; Seller Warranty Breach means a breach of any of the Seller Warranties; Shares has the meaning given in recital A; Signing Date means the date of signing of this agreement; Social Security Contributions means any and all contributions or premiums which are payable by the Group Companies pursuant to industry or governmental social security Share Purchase Agreement | 11

regulations, including penalties, interest and any other costs or expenses relating to or associated with any social security matter; Specific Indemnity Claim means any Specific Tax Indemnity Claim, Carve-Out Indemnity Claim and any claim under clause 9.22; Specific Tax Indemnity Claim has the meaning given to it in clause 9.43; Subsidiary/Subsidiaries has the meaning given in recital B; Subsidiary Shares has the meaning given in paragraph 3.1 of Schedule 8; Target Group Insurance Policies means all insurance policies held exclusively by and for the benefit of the Group Companies and Target Group Insurance Policy means any one of them; Tax means all forms of taxation (including all levies, additions and surcharges in the nature of taxes) as well as Social Security Contributions, whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, net worth, equity, asset value, turnover, gross receipts, VAT or other reference, and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including sales and use taxes and any payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction or on account of tax or otherwise) and in respect of any person (including, for the avoidance of doubt, any secondary liability), as well as penalties, fines, charges, costs and interest relating to them listed before; Tax Authority means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax as well as any court dealing with Tax matters; Tax Benefit has the meaning given to it in clause 12.16(d); Tax Covenant means Schedule 9; Tax Warranties means the Seller Warranties set out in paragraph 24 of Schedule 8; Third Party Claim has the meaning given in clause 11.5; Transaction means the transactions contemplated by this agreement; Transaction Bonus Programs means the bonus programs for certain employees of the Group Companies in relation to the Transaction and/or the Carve-Out implemented by members of the Seller Group (including the Sellers) prior to the Completion Date, including those set out in the clean team folder of the Data Room under Data Room reference 8.14.4.25 and 8.14.4.26; Transaction Documents means this agreement, the Deed of Transfer, the Notary Letter, the TSA, the CTA and all other documents entered into pursuant to this agreement and Transaction Document means any one of them; TSA means the transitional services agreement, an agreed form copy of which is attached as Schedule 14; US GAAP means the generally accepted accounting principles in the United States of America, as established and interpreted by the Financial Accounting Standards Board (FASB) and the Securities and Exchange Commission (SEC), as in effect from time to time; VAT means, within the European Union, such Tax as may be levied in accordance with Directive 2006/112/EC in all relevant versions, including the relevant implementing regulations, amendments, supplements, official commentaries and opinions, and outside the European Union, any Tax levied by reference to added value, or sales and/or consumption; Share Purchase Agreement | 12

Video Assets means any Seller Group Names and Marks appearing in pre-existing video assets (including recorded training materials, product demonstration videos, archived marketing videos and similar audio-visual content) produced four (4) weeks prior to the Signing Date or later; Working Capital has the meaning given in Part 1 of Schedule 5; Workplace Agreements has the meaning given in paragraph 17.1 of Schedule 8; Works Council has the meaning given in clause 5.2; Works Council Condition has the meaning given in clause 5.2; W&I Insurance has the meaning given in recital G; and W&I Insurer has the meaning given in recital G. 1.2 In this agreement, unless the context requires otherwise, a reference to: (a) legislation or a legislative provision includes reference to the legislation or legislative provision as amended or re-enacted, any legislation or legislative provision which it amends or re-enacts and any legislation made under or implementing it, in each case for the time being in force (whether before, on or after the Signing Date); (b) law(s) means any applicable law and any binding rule or regulation of any Authority; (c) the Parties includes their respective successors; (d) any gender includes all genders, and the singular includes the plural (and vice versa); (e) any time of day or date is to that time or date in Amsterdam, the Netherlands, and to a day, a month or a year are to a calendar day (unless Business Days are specified), a calendar month or a calendar year respectively; (f) EUR, Euro or € means euro, the official currency of the European Union; (g) "includes" or "including" means "including but not limited to"; (h) “to the extent that” means “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way; (i) a person includes any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not being a separate legal entity); (j) a company includes any company, corporation or body corporate, wherever incorporated; (k) books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm; and (l) a document being in writing or written includes any method of representing or reproducing words in a legible form and shall be construed as a reference to such document as amended, supplemented, modified, restated or novated from time to time. 1.3 While this agreement refers to legal concepts, articles and provisions by English terms, such terms: (a) shall be construed as references to Dutch legal concepts, articles or provisions (regardless of whether the relevant Dutch term is added in brackets which is done for convenience only); Share Purchase Agreement | 13

(b) where applicable, shall be construed as references to legal concepts, articles or provisions of other jurisdictions which correspond to the Dutch legal concepts, articles or provisions identified by such English term; and (c) shall not be construed as references to legal concepts, articles or provisions in a jurisdiction other than the Netherlands merely because they share the same name in the English language. 1.4 The schedules, the appendices, annexes and any other attachments to this agreement form an integral part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement. Any reference to this agreement shall include the schedules, the appendices and any other attachments to it. 1.5 The table of contents and headings are meant for ease of reference only and shall not affect the construction or interpretation of this agreement. 1.6 Unless the context requires otherwise, any reference in this agreement to a clause, schedule or appendix is to a clause of or schedule or appendix to this agreement, any reference to a part or paragraph is to a part or paragraph of a schedule to this agreement, any reference within a schedule to a part is to a part of that schedule, and any reference within a part of a schedule to a paragraph is to a paragraph of that part of that schedule. 1.7 No provision of this agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision, acknowledging the fact that representatives of all Parties have participated in the drafting and negotiation of this agreement. 1.8 The Purchaser agrees and acknowledges that the Sellers shall be severally but not jointly (niet hoofdelijk) liable towards the Purchaser for the full, due and punctual performance of all their obligations under this agreement in accordance with their Relevant Proportion, provided that the Sellers shall be severally and jointly (hoofdelijk) liable for as long as the Sellers have not determined the Relevant Proportion and informed the Purchaser of the same. 2 Sale and purchase of shares 2.1 Subject to the terms and conditions of this agreement, each Seller hereby sells to the Purchaser and the Purchaser hereby purchases from each Seller its Shares. 2.2 On Completion the Sellers shall transfer their respective Shares to the Purchaser free of any Encumbrances and together with all rights and advantages attaching or accruing to them. 2.3 Following Completion, the economic risk (rekening en risico) of the Shares shall be borne by the Purchaser. 3 Purchase price and payment Purchase Price 3.1 The estimated purchase price for the Shares (Estimated Purchase Price) shall be: (a) EUR 840,000,000 (in words: eight hundred forty million euros) (being the enterprise value); (b) plus the Estimated Cash; (c) minus the Estimated Debt; (d) plus the amount of any excess in the Estimated Working Capital above the Base Working Capital or less the amount of any shortfall in the Estimated Working Capital below the Base Working Capital, as the case may be. Share Purchase Agreement | 14

3.2 The Sellers shall calculate the Estimated Cash, the Estimated Debt and the Estimated Working Capital in good faith and deliver to the Purchaser a draft written notice of such amounts as close as reasonably practical to, but no later than 10 (ten) Business Days prior to the anticipated Completion Date. The Sellers shall take into account any reasonable adjustments proposed by the Purchaser with respect to these estimates, provided that in case of any proposed adjustment that is not agreed between the Sellers and the Purchaser by no later than 5 (five) Business Days prior to the anticipated Completion Date, the Parties shall proceed to Completion on the basis of the estimates initially provided by the Sellers and as amended to reflect any agreed adjustments. 3.3 Notwithstanding anything to the contrary in this agreement, in no event will Purchaser's use of the estimates provided by the Sellers pursuant to clause 3.2 for the purposes of Completion or the consummation of the Transaction be construed as a waiver by the Purchaser of its rights under clause 8 and/or Part 5 of Schedule 5. 3.4 The total purchase price for the Shares shall be calculated in accordance with Part 5 of Schedule 5 (Purchase Price). The Estimated Purchase Price and the Purchase Price shall be allocated between the Sellers in accordance with their Relevant Proportion. Prior to Completion, the Sellers shall determine the Relevant Proportion in good faith and after consultation with the Purchaser based on the respective Companies valuations and inform the Purchaser thereof in writing. For the avoidance of doubt, the entire Intra-Group Debt Purchase Price shall be allocated to James Hardie International Group Limited. 3.5 On the Completion Date, the Purchaser shall pay the Estimated Purchase Price in cash to the Notary’s Bank Account in accordance with clause 7.3(a). 3.6 The Purchase Price is a net amount that does not include VAT. It is the Parties’ mutual understanding that the sale and transfer of the Shares is either not subject to VAT or is exempt from VAT. No Party shall waive with respect to the Transaction any exemption from VAT. To the extent that VAT becomes chargeable contrary to the assumption of the Parties, the Purchaser shall pay to the respective Seller in cash an amount equal to such VAT owed by the respective Seller in addition to the respective portion of the Purchase Price, as applicable, within ten (10) Business Days after receipt by the Purchaser of an invoice from the respective Seller complying with applicable VAT law and provided that such VAT has not become payable due to a waiver of an exemption from VAT or due to the fact that the invoice does not comply with applicable VAT law. 4 Intra-Group Debt 4.1 The Sellers shall notify the Purchaser in good faith in writing of the amount of Intra-Group Debt Purchase Price, together with underlying loan and corresponding intra-group assignment documentation, as close as reasonably practicable to, but no later than ten (10) Business Days before, the Completion Date. 4.2 Upon the terms and conditions set forth in this agreement, and subject to the consolidation of the Intra-Group Debt at James Hardie International Group Limited prior to Completion, James Hardie International Group Limited hereby sells to the Purchaser, who hereby accepts such sale, all Intra-Group Debt outstanding as at the Effective Time. 4.3 The consideration for the Intra-Group Debt equals the fair market value which is the aggregate nominal value of the Intra-Group Debt as at the Effective Time plus interest accrued thereon (at the rates provided in the respective loan agreements) until and including the Effective Time, if any (Intra-Group Debt Purchase Price). 4.4 Subject to clause 4.2 and the occurrence of and with legal effect as of Completion, upon payment and receipt of the Intra-Group Debt Purchase Price on the Completion Date, James Hardie International Group Limited shall assign to the Purchaser, who shall accept such assignment, the Intra-Group Debt, in each case by entering into, together with the relevant Group Companies as borrowers, an Intra-Group Debt assignment deed substantially in the form attached hereto as Schedule 16. The Purchaser shall be entitled, by written notice to Share Purchase Agreement | 15

James Hardie International Group Limited until ten (10) Business Days prior to Completion, to instead designate an Affiliate as assignee of the Intra-Group Debt. 5 Conditions to completion Merger Clearance Condition 5.1 The obligation of the Purchaser and the Sellers to effect Completion is subject to the satisfaction or waiver (as the case may be) of the condition precedent (opschortende voorwaarde) (Merger Clearance Condition) that the Transaction constitutes a concentration with a European Union dimension falling within the scope of Council Regulation (EC) No 139/2004 (as amended) (Regulation) and: (i) the European Commission taking a decision (or being deemed to have taken a decision under Article 10(6) of the Regulation) under Article 6(1)(b), Article 6(2) or Article 8(1) or Article 8(2) of the Regulation declaring the Transaction compatible with the internal market; or (ii) the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Transaction to the competent authorities of one or more EU Member States under Article 4(4) or Article 9(3) of the Regulation, and: (A) each such authority taking a decision with equivalent effect to that referred to in clause 5.1(i) with respect to those parts of the Transaction referred to it; and (B) the European Commission taking any of the decisions referred to in clause 5.1(i) with respect to any part of the Transaction retained by it. Works Council Condition 5.2 On the Signing Date, the Sellers shall inform the works council of JH Netherlands (Works Council) of the Transaction in accordance with Schedule 19. Insofar as the Works Council argues that it has a right of advice regarding the Transaction, the obligation of the Purchaser and the Sellers to effect Completion is subject to the satisfaction of the condition precedent (opschortende voorwaarde) that the Consultation Process is completed in accordance with Schedule 19 (Works Council Condition). Responsibility for satisfaction and information of the Merger Clearance Condition 5.3 The Purchaser shall procure that any filings necessary to satisfy the Merger Clearance Condition, or, where applicable, drafts or pre-filing notifications thereof are prepared and made without undue delay after the Signing Date and in any event no later than fifteen Business Days after the Signing Date. The Purchaser shall provide the Sellers with drafts of any filings and material submissions to be made by the Purchaser to obtain clearances and shall take any comments of the Sellers in relation to any such draft filing or submission into due consideration. 5.4 The Sellers undertake to reasonably cooperate in good faith with the Purchaser for purposes of the filings for the clearances by providing the information concerning the Group Companies and such additional information as may be reasonably requested by the European Commission. Where, in the relevant Party’s reasonable discretion, such copy contains confidential information that must not be disclosed to the other Party outside of a clean team environment pursuant to applicable antitrust laws, such information shall be provided on a “clean team only” or “counsel to counsel” basis. 5.5 The Purchaser shall give the Sellers reasonable advance notice of any material notification, submission or other communication which it proposes to make or submit to the European Commission in connection with obtaining the clearances and provide the Sellers with copies of such material draft notification, submission or correspondence and any supporting documentation or information reasonably requested by the Sellers. The Purchaser undertakes to take any comments of the Sellers in relation to any such notification, submission or communication into due consideration. The Purchaser shall keep the Sellers fully informed of Share Purchase Agreement | 16

the progress of any material notification made in order to obtain the merger clearances (including the exchange with the European Commission in connection with obtaining the merger clearance) and the status of the satisfaction of the Merger Clearance Condition, and provide the Sellers with (a) a copy of any respective material written communication received from the European Commission and (b) written summaries of any respective material oral communication with the European Commission. The Sellers and their advisors shall be entitled to attend all material meetings and telephone communication related to the satisfaction of the Merger Clearance Condition with the European Commission or other persons and to make oral submissions at such meetings subject to reasonable coordination with the Purchaser. The Purchaser shall inform the Sellers and its advisors in due course ahead of any such material meeting or telephone communication in order to facilitate the Sellers or the Sellers’ advisors’ participation. Sellers’ advisors shall be copied on any material email communication with the European Commission. Any written engagement with the European Commission by any Seller shall be subject to the Purchaser’s prior approval, such approval not to be unreasonably withheld. 5.6 The Purchaser undertakes not to, and shall procure that its Affiliates will not, take any action, enter into any transaction or into any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to satisfy the Merger Clearance Condition, or otherwise prevent, or materially delay the consummation of the Transaction. For the avoidance of doubt, mere requests for information of a general or background nature issued by the European Commission in relation to any transaction entered into by the Purchaser or an Affiliate of the Purchaser shall not be deemed to be a breach of this clause 5.6. 5.7 In order to enable the Parties to consummate the Transaction in a timely manner, the Purchaser shall take and shall cause its Affiliates to take any and all steps necessary to obtain the clearance at the earliest possible date and to avoid or eliminate each and every impediment under any antitrust laws that may be asserted by the European Commission. In particular, the Purchaser shall offer, and shall procure that its Affiliates will offer to the European Commission the acceptance and satisfaction of any obligations or conditions imposed or commitments, agreements or other actions requested by the European Commission and the compliance therewith, as promptly as practicable from when the European Commission has articulated concerns that indicate that the Transaction raises serious doubts as to their compatibility with the common market, whether in the form of hold- separate arrangements, the sale, divestiture or disposition of such of its (or its Affiliates’) assets, properties or businesses or of the assets, properties or businesses of the Group Companies, and the performance of such other actions and the entrance into such other arrangements, as are necessary or desirable to avoid that Completion is materially delayed or prohibited. 5.8 The Purchaser shall inform the Sellers without undue delay in writing (e-mail sufficient) and attaching the relevant documentation if (a) the Merger Clearance Condition has been satisfied or (b) it becomes reasonably likely that the Merger Clearance Condition will not be obtained or will not be obtained in a timely manner or if obligations or conditions will or are likely to be imposed by the European Commission. If Completion is prohibited by the European Commission, upon request of the Sellers, the Purchaser shall, at the Purchaser’s cost, contest such decision (including by way of litigation) and use all other reasonable efforts to ensure that Completion may be consummated as contemplated by this agreement and as timely as reasonably practicable. 5.9 For the avoidance of doubt, the Purchaser may not request any adjustment of the Purchase Price or any portion thereof or any other amendment to this agreement as a result of (a) any divestiture or other action required or taken by the Purchaser or any of its Affiliates pursuant to clause 5.7 or (b) any decision by the European Commission prohibiting any transaction contemplated hereby in whole or in part. 5.10 Should the European Commission take the decision (or being deemed to have taken the decision) to refer the whole or part of the Transaction to the competent authorities of one or more EU Member States under Article 4(4) or Article 9(3) of the Regulation, clauses 5.3 to 5.9 shall apply mutatis mutandis. Notice and waiver Share Purchase Agreement | 17

5.11 The Sellers and the Purchaser shall notify the other immediately upon becoming aware (a) that the Merger Clearance Condition has been satisfied or (b) of anything that will or may prevent the Merger Clearance Condition from being satisfied. 5.12 The Merger Clearance Condition can only be waived (in whole or in part) by mutual written consent of the Purchaser and the Sellers. Any waiver shall be without prejudice to any other rights or remedies such Party may have, including the right to claim damages. Long stop date 5.13 If the Merger Clearance Condition is not satisfied before the date which is nine (9) months after the Signing Date, this agreement may be terminated by either the Purchaser or the Sellers by written notice to the other. Each of the Purchaser and the Sellers shall be entitled, by written notice to the other, to extend the long stop date by a period of up to three (3) months, provided that: (a) such notice is served no later than five (5) Business Days prior to the then-current long stop date; and (b) neither the Purchaser nor the Sellers shall be entitled to exercise this right of extension more than once. Break fee 5.14 Upon termination in accordance with clause 5.13 and if no breach of this agreement has occurred, then no Party shall be entitled to claim any compensation for damage, costs or expenses, nor specific performance. Notwithstanding the foregoing, the Purchaser shall pay to the Sellers a fixed break fee in the amount of EUR 15,000,000 (in words: fifteen million euros) within five (5) Business Days after termination in accordance with clause 5.13 provided such termination is not attributable to a breach by a Seller of any of its obligations under this agreement. 6 Pre-Completion covenants Operation of the Business 6.1 Subject to clause 6.2, the Sellers shall procure (including by using their voting rights as shareholders in the Companies to procure) that each Group Company shall, between the Signing Date and Completion, continue to operate its business in the ordinary course of business, consistent with past practice preceding the Signing Date. Restrictions between the Signing Date and Completion 6.2 Between the Signing Date and Completion Date, the Sellers shall procure (including by using their voting rights as shareholders in the Companies to procure) that (to the extent permitted by applicable competition laws) no Group Company shall or shall agree to (whether conditionally or not), without the Purchaser's prior written consent (such consent not to be unreasonably conditioned, withheld or delayed): (a) reclassify, split, merge (splitsing van aandelen, samenvoeging van verschillende klassen van aandelen), repay, redeem, recapitalise (omzetting reserves in aandelenkapitaal), repurchase or adjust the par value of any shares or other ownership interests of any Group Company; (b) create, allot, issue, pledge, dispose of or encumber any of its shares, ownership interests or voting securities, or any warrants, convertible securities or other rights of any kind to acquire or receive any of its shares, any of its other ownership interests or any of its voting securities, or issue any instruments that give rise to a right of the holder to obtain any of its shares, ownership interests or voting securities; (c) declare, set aside, make or pay any dividend or make any equity distribution (including stock dividends) to its shareholders; (d) amend or otherwise change any of its constitutional or other corporate governing documents; Share Purchase Agreement | 18

(e) change its accounting procedures, principles or practices other than any changes required by the applicable laws or self-regulatory accounting governance bodies (e.g., the Financial Accounting Standards Board); (f) acquire (by merger, consolidation or acquisition of stock or assets) or dispose of any corporation, partnership or other business organisation or division of it or any equity interest in it; (g) except in the ordinary course of business, dispose of, or grant any option, right of pre- emption or other preferential right in respect of, any of its assets (including, for the avoidance of doubt, any real property or interest in real property), where the aggregate value of all such disposals, options and rights exceeds EUR 500,000; (h) except in the ordinary course of business or as set out in the business plan in existence as of the Signing Date: (i) enter into any material agreement or commitment, or make any capital expenditures, exceeding EUR 2,000,000 individually or EUR 5,000,000 in aggregate; (ii) enter into or amend, any material agreement which is not capable of being terminated without compensation at any time with six (6) months’ notice; (iii) acquire, or agree to acquire, any material asset or material inventories or enter into or amend any material agreement or incur any material commitment to do so, involving consideration, expenditure or liabilities in excess of EUR 2,000,000; (iv) dispose of, or agree to dispose of, any material asset or material inventories at below market value; (v) incur any additional borrowings or incur any other indebtedness in the nature of borrowings in excess of EUR 1,000,000, other than the shareholder loans set out in Schedule 17; (i) settle any legal proceedings in relation to claims exceeding EUR 500,000 except for debt collection in the ordinary course of business; (j) implement the Carve-Out in deviation from the Carve-Out Principles in a way that could adversely affect or delay completion of the Carve-Out; (k) in relation to the EU Emissions Trading Scheme (ETS) allowances or CO₂ certificates held by the Group Companies hold ETS allowances and/or CO certificates providing coverage for less than their aggregate projected emissions for the following fifteen (15) months; (l) in relation to any Property, other than in the ordinary course of business or as set out in the business plan in existence as of the Signing Date: (i) carry out any material structural alteration or addition to such Property; (ii) terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or licence; (iii) enter into or vary any agreement, lease, tenancy, licence or other commitment exceeding EUR 500,000; (iv) sell, convey, transfer, assign or charge any Property or enter into any covenants or other Encumbrance affecting any Property or agree to do any of the foregoing; (m) except (x) as required by law or (y) in the ordinary course of business or (z) as related to one time bonuses or incentives awarded to employees of the Group Companies in Share Purchase Agreement | 19

connection with the Transaction and/or the Carve-Out (each such bonus or incentive, a One-Time Benefit): (i) make any material amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any employee of the Group Companies whose annual compensation exceeds EUR 250,000 (other than in the ordinary course of business); or (ii) provide or agree to provide any gratuitous payment or benefit to any employee of the Group Companies whose annual compensation exceeds EUR 250,000 or any of their dependents (other than in the ordinary course of business); (n) except in the ordinary course of business, employ or terminate (except for good cause) the employment of a person with annual compensation in excess of EUR 250,000; (o) enter into the planned strategic partnership agreement with AMCF relating to fire safety products if such agreement has a termination right for convenience earlier than after the initial term of 12 months; or (p) incur capex overage (compared to the current business plan of the Group Companies) in relation to the FO2 project exceeding an amount of EUR 1,000,000. 6.3 If the Purchaser has not replied within eight (8) Business Days after receipt of a written request for consent by the Sellers or the relevant Group Company to undertake any of the actions in clause 6.2, the Purchaser shall be deemed to have consented to the proposed action. 6.4 The Purchaser undertakes to provide all reasonable assistance to the Sellers in connection with the execution of the undertakings in clause 6.2. Permitted actions 6.5 Clauses 6.1 and 6.2 shall not restrict or prevent any Group Company from doing anything: (a) required by, or to give effect to, the Transaction; (b) in accordance with an obligation set out in this agreement (including its schedules and annexes); (c) with the Purchaser's prior consent (not to be unreasonably withheld or delayed); (d) to comply with any applicable law or stock exchange regulations; (e) to comply with its contractual obligations existing on the Signing Date and (i) contained in the Data Room or (ii) at arm’s length; (f) that is a reasonable response to an emergency or disaster to minimise any adverse effect on it, provided that the Purchaser is notified of any action taken as soon as reasonably practicable; or (g) set out in Schedule 6, provided that the Sellers shall give notice to the Purchaser within five (5) Business Days of undertaking any such action not expressly set out in the Transaction Documents or the Carve- Out Principles, subject to their confidentiality obligations and to the extent permitted by applicable laws. Information and access 6.6 Between the Signing Date and Completion Date, the Sellers shall, and shall procure that the Group Companies shall, subject to their confidentiality obligations and to the extent permitted by applicable laws: Share Purchase Agreement | 20

(a) keep the Purchaser informed about matters of material importance to (i) the Business to assist the transition of the management and operation of the Group Companies to the Purchaser from Completion, and (ii) the Carve-Out; and (b) allow the Purchaser and its agents, upon reasonable notice, access during regular business hours to, and to take copies of, the books and records of the Group Companies, it being understood that the Purchaser acknowledges and agrees that any information provided to it or any of its representatives shall be subject to the CTA and a non-disclosure agreement to be entered into by the Purchaser at the Sellers' direction. 6.7 The obligations of the Sellers under clause 6.6 shall be subject to the right of the Sellers or any of the Group Companies to refuse access to information on the grounds that access: (a) would be contrary to law; (b) would cause undue disruption to the business activities of the relevant Group Company or its managers; (c) would, in the opinion of the Sellers or the managers of a Group Company, involve issues of commercial sensitivity and confidentiality such that access could materially damage the value or competitiveness of any Group Company or lead to a material breach of any obligations of any Group Company. Insurance 6.8 Without prejudice to the generality of clause 6.1, between the Signing Date and Completion, the Sellers shall and/or shall procure that the relevant members of the Seller Group shall maintain in force all Target Group Insurance Policies and Sellers Group Insurance Policies inter alia for the benefit of the Group Companies. Land registry registration 6.9 Between the Signing Date and Completion, the Sellers shall, and/or shall procure that the relevant Group Companies shall, use best efforts to ensure that James Hardie Europe GmbH is registered as the owner of the property included in the land register of Münchehof, local court of Seesen, folio no. 438. FO2 Project Capex 6.10 Between the Signing Date and Completion, the Sellers shall procure that the Group Companies shall pay the capex payables outstanding as of the Signing Date in relation to the FO2 project. Data processing agreement 6.11 Between the Signing Date and Completion, the Sellers and the Purchaser shall negotiate in good faith and execute with effect from Completion a data processing agreement in relation to the services provided under the TSA. 7 Completion Completion related actions and deliverables 7.1 Completion shall take place on the Completion Date at the offices of DLA Piper Nederland N.V. unless otherwise agreed between the Parties in writing. 7.2 On or prior to the day that is one (1) Business Day prior to the Completion Date, the Purchaser shall and the Sellers shall sign the Notary Letter as required. 7.3 On the Completion Date, the Parties shall, and the Sellers shall procure that the Group Companies shall take all actions and execute or ensure the execution of all such documents, Share Purchase Agreement | 21

as reasonably deemed necessary or appropriate by the Purchaser or the Sellers, to fully effect the Transaction, including the following legal actions and steps: (a) the Sellers shall procure that the Companies deliver to the Notary the original (if available) and up-to-date shareholders' register of the Companies; (b) the Sellers, the Purchaser and the Companies shall deliver to the Notary an executed and, to the extent required by the Notary, notarised and apostilled, power of attorney to execute the Deed of Transfer; (c) the Purchaser shall deliver to the Notary a data card, duly signed by each individual who will qualify as (pseudo-)ultimate beneficial owner of each Company immediately upon the execution of the Deed of Transfer, and, if so requested by the Notary, legalised and such legalisation confirmed by apostille, including a proof of address of each such individual who does not have a Dutch citizen’s identification number and, to the extent applicable, any documentation evidencing the nature and extent of the beneficial interest held (in a form satisfactory to the Notary); (d) the Purchaser shall deliver to the Notary a data card, duly signed by the Purchaser to register the Purchaser as sole shareholder of the Companies with the Dutch Trade Register, together with an extract from the commercial register where the Purchaser is registered and, if so requested by the Notary, legalised, including a confirmation of authority or, if the legalisation cannot include such confirmation of authority, any other evidence of authority to the satisfaction of the Notary, such legalisation confirmed by apostille; (e) by no later than 10.00 am on the Completion Date, the Purchaser shall pay or procure payment of the Estimated Purchase Price and the Intra-Group Debt Purchase Price by electronic transfer to the Notary's Bank Account; (f) the Sellers and/or the Purchaser, as applicable, shall confirm that the Merger Clearance Condition and the Works Council Condition have been satisfied or waived, and the Parties will deliver to each other copies of all such documents executed pursuant to clause 5.1 and 5.2; (g) the Sellers shall deliver to the Purchaser a copy of the Completion Disclosure Letter; (h) the Sellers and the Purchaser shall deliver or make available to each other the Intra- Group Debt assignment deed pursuant to clause 4.4, duly executed by the Seller(s) transferring the Intra-Group Debt and the Purchaser or the designated Affiliate of the Purchaser substantially in the form attached hereto as Schedule 16; (i) the Sellers shall deliver or make available to the Purchaser the TSA duly executed by James Hardie Building Products Inc. and James Hardie Europe GmbH; (j) the Purchaser shall deliver to the Sellers an executed copy of the W&I Insurance; (k) the Sellers shall procure that the managing/supervisory directors of the Group Companies designated by the Purchaser and listed in Part 1 of Schedule 11 shall resign pursuant to a resignation letter substantially in the form attached as Part 2 of Schedule 11 and shall procure that copies of such duly signed resignation letters are provided to the Purchaser on the Completion Date; (l) the shareholder(s) of the relevant Group Companies shall adopt a written shareholders resolution: (i) accepting the resignations referred to in clause 7.3(k); (ii) granting such managing/supervisory directors discharge for the performance of his/her/their duties as managing/supervisory directors; and (iii) appointing a person (or a legal entity) nominated by the Purchaser as managing/supervisory director of the relevant Group Companies, Share Purchase Agreement | 22

substantially in the form attached as Part 3 of Schedule 11; and (m) the Sellers and the Purchaser shall instruct the Notary to transfer the Shares to the Purchaser by executing the Deed of Transfer. 7.4 Until the execution of the Deed of Transfer, the Notary shall hold the Estimated Purchase Price on behalf of the Purchaser in accordance with the Notary Letter. Upon the execution of the Deed of Transfer, the Notary shall hold the Estimated Purchase Price on behalf of the Sellers in accordance with the Notary Letter. The execution of the Deed of Transfer by the Sellers shall be deemed to constitute full discharge (kwijting) of the Purchaser's obligation to pay the Estimated Purchase Price. 7.5 Subject to the terms of the Notary Letter, the Parties shall ensure that the Notary shall: (a) transfer the Estimated Purchase Price to each Seller in accordance with their Relevant Proportion, and the Intra-Group Debt Purchase Price to James Hardie International Group Limited, in each case by electronic transfer in accordance with the Notary Letter on the first Business Day immediately following the Completion Date; (b) register the transfer of the Shares in the Companies' shareholders' register and return the shareholders' register to the Companies; and (c) register the transfer of the Shares and the change of directors detailed in clause 7.3(l) with the Dutch Trade Register. 7.6 To the extent that any of the documents or actions set out in clause 7.3 are executed before Completion, they shall be deemed to have been executed at Completion. 7.7 The Purchaser is not obliged to purchase any of the Shares unless the Sellers sell all of the Shares simultaneously and the Sellers are not obliged to sell any of the Shares unless the Purchaser purchases all of the Shares simultaneously. Completion shall not be deemed to have occurred until all actions set out clause 7.1 through and including clause 7.5 have occurred. Consequence of non-compliance 7.8 If any of the Parties fails to comply with any of its obligations under clauses 7.2 or 7.3, on or prior to the Completion Date (Defaulting Party), then the Sellers (in the case of the Purchaser's non-compliance) or the Purchaser (in the case of any of the Sellers' non- compliance) (Non-Defaulting Party) may decide after consulting the Defaulting Party and without prejudice to any other right or remedy available to it: (a) to effect Completion on the envisaged Completion Date to the extent practicable (to be determined by the Non-Defaulting Party in its sole discretion); or (b) to set a new date for Completion, occurring in the period between five Business Days and 15 Business Days after the date on which Completion was envisaged to take place, in which case this clause 7 will also apply to the Completion so deferred. 7.9 If at the date the deferred Completion pursuant to clause 7.8(b) is to be effected, the Defaulting Party fails to comply with any of its obligations under clauses 7.2 or 7.3, then the Non-Defaulting Party may (in addition, and without prejudice to any other right or remedy available to it) terminate this agreement by giving written notice to the other Parties. 7.10 If this agreement is terminated in accordance with clause 7.9, then: (a) the Defaulting Party failing to comply with its obligations under clauses 7.2 or 7.3 shall indemnify and hold the Non-Defaulting Parties harmless from and against any and all losses, costs, charges, expenses, damage, liabilities, actions and legal proceedings (including reasonable attorney and expert fees and expenses) incurred by the others resulting from such failure; and Share Purchase Agreement | 23

(b) all actions already taken shall be deemed not to have been taken and shall remain without effect or, where appropriate, shall be reversed (unless the Parties agree otherwise) and the Parties shall provide their full co-operation to effect any such reversal. 8 Estimated Purchase Price Adjustment 8.1 The Purchase Price shall be determined pursuant to Part 5 of Schedule 5 and any payment required as a result of this determination (as further specified in paragraph 9 of Part 5 of Schedule 5) shall: (a) be transferred by electronic transfer to a bank account as designated by the recipient; (b) include interest on the difference between the Estimated Purchase Price and the Purchase Price equal to an annual rate of 4 per cent for the period from the Completion Date up to the date of the actual payment, calculated on the basis of a 360-day year; (c) be made within three Business Days after adoption of the Final Completion Accounts in accordance with paragraph 4 or paragraph 5.2 of Part 5 of Schedule 5 (as applicable); and (d) be effected as an adjustment of the Estimated Purchase Price for Tax purposes, unless otherwise required under applicable law. 9 Separation and Carve-Out Issues; Covenants and Specific Tax Indemnity Books and records 9.1 The Purchaser shall retain for a period of seven (7) years from the Completion Date, or any such longer period as prescribed by applicable law, all books, records and other information (whether stored electronically or otherwise) relating to the Group Companies and in existence on the Completion Date. The Sellers shall retain for a period of seven (7) years from the Completion Date, or any such longer period as prescribed by applicable law, all books, records and other information (whether stored electronically or otherwise) relating to the Group Companies remaining available to them and not to the Group Companies and in existence on the Completion Date. Annual accounts 9.2 The Sellers shall use their (indirect) shareholder rights in a way to reasonably facilitate that the financial accounts of the individual Group Companies, other than James Hardie Europe B.V., James Hardie Building Products Limited and James Hardie Batiment SAS for the financial year ended on the Accounts Date are signed off, audited to the extent an audit is statutorily required, and made available to the Purchaser in copy prior to Completion. The Sellers shall keep the Purchaser reasonably informed of the progress of the respective audits during the period from the Signing Date until the Completion Date. The Parties acknowledge and agree that the Sellers shall not be liable in any way for not having delivered in accordance with this clause 9.2 accounts that are signed off and/or audited for any of the relevant Group Companies by Completion. Termination of Cash Pooling Agreements 9.3 The Sellers, on the one hand, and the Group Companies listed in Schedule 7 (together the Pooling Group Companies), on the other hand, participate in a cash pooling system pursuant to which any excess cash of the Pooling Group Companies generated by the end of a Business Day on the bank accounts of the Pooling Group Companies connected to the cash pooling system (the Pool Accounts) is automatically wire transferred to a cash pool bank account held by a member of the Seller Group (the Cash Pool Leader). Any debit amounts generated by the Pooling Group Companies on their Pool Accounts are automatically balanced by the Cash Pool Leader (i.e. an amount equal to such debt amount is Share Purchase Agreement | 24

automatically wire transferred to each Pool Account with a negative account balance to settle such balance) at the end of a Business Day (such system being the Cash Pooling). 9.4 The Sellers shall procure that the Pooling Group Companies are released from the Cash Pooling with effect prior to the Completion Date at no additional cost for the Group Companies and/or the Purchaser, with all credit or debt balances between the Pooling Group Companies, on the one hand, and the Cash Pool Leader, on the other hand, being settled prior to the Completion Date. 9.5 The Sellers shall procure that all agreements relating to the Cash Pooling between the Pooling Group Companies and members of the Seller Group are terminated as of Completion, subject to Completion occurring. 9.6 Prior to Completion, the Sellers shall, and shall procure that the Group Companies shall, cooperate in good faith with the Purchaser and shall reasonably support the Purchaser, at the Purchaser’s cost, with the preparation of a new cash management system of the Group Companies by having such Group Companies after fulfilment of the Merger Clearance Condition enter into reasonably required loan agreements with members of the Purchaser Group, which are to be put in place as from the Completion Date and subject to Completion occurring, subject to applicable law and a termination right which applies if this agreement be terminated. The Sellers shall, at the Purchaser’s cost, provide the Purchaser with information reasonably required for the preparation and implementation of such cash management system. Fiber Cement Business Carve-Out 9.7 The Parties acknowledge and agree that certain Group Companies operate business activities relating to the Fiber Cement Business, further details of which as well as of the Fiber Cement Agreements and the Fiber Cement Assets, are set out in the Carve-Out Principles. The Parties agree that, while the Fiber Cement Business may (in part) be transferred to the Purchaser as part of the Transaction, the Fiber Cement Business shall not be sold to the Purchaser (except for any Cash in relation to the Fiber Cement Business) and will be carved out from the Group Companies in accordance with the Carve-Out Principles (the Carve-Out). For the avoidance of doubt, the Carve-Out shall be considered complete once the Carve-Out has been implemented in accordance with the Carve-Out Principles, notwithstanding that certain elements of the Carve-Out may be implemented following Completion and that employment relationships relating to the Fiber Cement Business will continue to exist after Completion for administrative, legal or statutory reasons, provided that the relevant employees have ceased performing services for the Fiber Cement Business and are subject to an irrevocable release from their Fiber Cement Business duties. The existence of such continuing employment relationships shall not in itself prevent or delay the qualification of the Carve-Out as complete for the purposes of this agreement. 9.8 The principles setting out how the Carve-Out should be implemented are included in Schedule 15 (such principles, the Carve-Out Principles). The Sellers shall after the Signing Date and until Completion submit any changes to the Carve-Out Principles that could adversely affect or delay completion of the Carve-Out for the Purchaser’s approval in accordance with clause 6.2. 9.9 The Sellers shall, and shall ensure that the Group Companies shall, use reasonable efforts to finalize such steps of the Carve-Out prior to Completion that can reasonably be finalized prior to Completion. The Sellers shall keep the Purchaser reasonably informed of the progress of the Carve-Out on a regular (at least monthly) basis. Subject to applicable law, including competition laws, the Sellers shall keep the Purchaser reasonably informed of the process in relation to employees concerned by the Carve-Out and, latest ten (10) Business Days prior to the Completion Date provide the Purchaser with the number and material details, on an anonymized basis, of any employees of the Group Companies who prior to the Signing Date were exclusively or predominantly allocated to the Fiber Cement Business, and, as of the expected Completion Date have been (re)allocated to the Business. 9.10 Without prejudice to clauses 9.9 and 9.16, if and to the extent any step of the Carve-Out is not finalized prior to Completion, (a) the Sellers shall provide the Purchaser five (5) Business Days prior to Completion with (i) a good faith overview of the status of the Carve-Out and any outstanding Carve-Out steps; and Share Purchase Agreement | 25

(b) the Purchaser shall, and shall procure that the Group Companies shall, finalize such Carve-Out steps as soon as reasonably possible after Completion, in accordance with the Carve-Out Principles. The Purchaser shall, after Completion, submit any deviations from the Carve-Out Principles for the Sellers’ approval. 9.11 Subject to clauses 9.12, 9.13 and 9.15, any costs, expenses or other liabilities incurred by the Purchaser or the Group Companies in relation to the Purchaser’s obligations under clause 9.10(b) (including in relation to any professional advisers, third party contractors or regulatory processes required to implement the Carve-Out) as well as any other costs, expenses or fees made by the Purchaser or the Group Companies in connection with the Carve-Out itself that have been pre-agreed with the Sellers in writing (in each case, if subject to approval, to the extent approved by the Sellers) (together the Carve-Out Costs) shall be for the account of the Sellers who shall reimburse such Carve-Out Costs to the Purchaser or, if so designated by the Purchaser, the relevant Group Company, within ten (10) Business Days following a notification, including a copy of corresponding proper invoices, from the Purchaser or the relevant Group Company evidencing that such Carve-Out Costs have been incurred. The Sellers shall indemnify and hold the Purchaser and, as of Completion, the Group Companies harmless from and against any and all losses, damages, liabilities, claims, costs, expenses, Taxes, interest, penalties and fees (whether known or unknown at the Signing Date) arising as a result of or in relation to the Fiber Cement Business, the operation of the Fiber Cement Business prior to Completion or the Carve-Out Costs, for the avoidance of doubt, excluding any loss of Fiber Cement Business profits or any other losses or claims on the basis that, as contemplated by clause 9.7, the Fiber Cement Business is not part of the Transaction perimeter and/or the Group Companies. For the avoidance of doubt, Carve-Out Costs shall include (a) any severance, termination or incentive payments and (b) any ongoing wages, benefits, social security contributions and employer overheads for retained but idled Fiber Cement Employees, provided that (i) Purchaser and/or the Group Companies do not amend those severance, termination or incentive payments already agreed prior to Completion and, on a per employee basis, the severance, termination and incentive payments agreed post Completion do not materially exceed the level of similar payments agreed prior to Completion; and (ii) any ongoing wages, benefits, social security contributions and employer overheads are not amended after Completion, in each case of (i) and (ii), save as, mandatorily foreseen in (x) the relevant employment terms as at Completion, (y) applicable law, or (z) court order. 9.12 The Sellers shall not be liable under the obligation of the Sellers to reimburse the Carve-Out Costs or the indemnity as referenced in clause 9.11 in relation to losses, damages, liabilities, claims, costs, expenses, Taxes, interest, penalties or fees or otherwise to the extent that these have been taken into account in the Final Completion Accounts and have resulted in a corresponding reduction of the Purchase Price. 9.13 To the extent any severance payments and other employee-related termination and incentive payments in relation to the Carve-Out are made or any Carve-Out Costs incurred after Completion, the Purchaser shall, and shall ensure that the Group Companies shall, minimize these payments to those required to complete the Carve-Out in accordance with the Carve- Out Principles and the overview provided by the Sellers pursuant to clause 9.10(a). The Purchaser shall, and shall ensure that the Group Companies shall, make reasonable efforts to mitigate all Carve-Out Costs. 9.14 Any cash, receivables or other funds held by the Group Companies as at the Effective Time or received by the Purchaser or any Group Company thereafter, in each case in relation to the Fiber Cement Business or the Carve-Out (for example, but not limited to, a purchase price for the Meppen Property or any other Fiber Cement Assets, provided that paragraphs 1.3 and 1.4 of Part 4 of the Carve-Out Principles shall apply with respect to any proceeds of the sale and transfer of the Meppen Property post-Completion), shall be for the account of the Sellers and the Purchaser shall, and shall procure that the Group Companies shall, after the Effective Time forward any respective amounts received, less any Tax suffered on the proceeds and any Carve-Out Costs incurred by the Purchaser or the relevant Group Company, to the Sellers within ten (10) Business Days of receipt by the Purchaser or the relevant Group Company, as the case may be, except to the extent such amounts have been taken into account in the Final Completion Accounts and have resulted in a corresponding increase of the Purchase Price. The Parties shall be entitled to set off amounts payable to the relevant other Party under this clause 9.14 against amounts payable by such other Party under clause 9.11, if and to the extent such claims have been acknowledged by all Parties or finally confirmed by a competent court or arbitration tribunal. 9.15 If following Completion the Purchaser or any Group Company anticipates incurring or will incur any Carve-Out Costs not explicitly provided for in the Carve-Out Principles or the Share Purchase Agreement | 26

overview provided by the Sellers pursuant to clause 9.10(a) that individually exceed an amount of EUR 50,000 or in the aggregate an amount of EUR 500,000, the Purchaser shall: (a) as soon as reasonably practicable, and in any event prior to incurring such Carve-Out Costs (save in urgent circumstances where prior notification is not reasonably practicable, in which case as soon as practicable thereafter), notify the Sellers in writing of the anticipated nature and amount of such Carve-Out Costs, together with such supporting information as is reasonably available to the Purchaser; and (b) not incur and procure that no Group Company incurs, any such Carve-Out Costs without having first obtained the prior written approval of the Sellers. The Sellers shall be deemed to have objected to any Carve-Out Costs in respect of which they have not provided a written response within ten (10) Business Days of receipt of the Purchaser's written notification pursuant to clause 9.15(a). 9.16 Without prejudice to the Purchaser's obligations under clauses 9.10 through 9.15 (in each case including), if and to the extent the Carve-Out has not been finalised prior to Completion, the Purchaser shall, and shall procure that the Group Companies shall, conduct and implement the Carve-Out in accordance with the Carve-Out Principles, to the extent applicable, paragraph 1 of Part 4 of the Carve-Out Principles: (a) the Purchaser shall not, and shall procure that no Group Company shall deviate from, modify or supplement the Carve-Out Principles without the Sellers' prior written consent; (b) the Purchaser shall not, and shall procure that no Group Company shall, without the Sellers' prior written consent (not to be unreasonably withheld, conditioned or delayed) settle, compromise or otherwise resolve any claim, action or proceeding relating to any Fiber Cement Asset, Fiber Cement Agreement or Fiber Cement Employee; (c) notwithstanding clause 9.16(b), the Purchaser and the Group Companies shall be entitled to take any action in respect of any Fiber Cement Asset, Fiber Cement Agreement or Fiber Cement Employee without the Sellers' prior consent to the extent that: (i) such action is necessary to comply with applicable law or to prevent or mitigate a material and imminent risk of harm to any person or property, provided that the Purchaser shall notify the Sellers in writing of such action as soon as reasonably practicable thereafter; (ii) such action consists solely of administrative steps expressly contemplated by the Carve-Out Principles; or (iii) such action is expressly required by an Authority pursuant to a binding order, decision or regulation, provided that the Purchaser shall provide the Sellers with prompt written notice of any such requirement; (d) the Purchaser shall keep the Sellers informed of the progress of the Carve-Out on a regular basis and shall promptly notify the Sellers in writing: (i) of any material development, claim, dispute or circumstance that could adversely affect or delay the completion of the Carve-Out or give rise to any Carve-Out Costs; and (ii) of any communication received from any Authority in connection with any Fiber Cement Asset, Fiber Cement Agreement, Fiber Cement Employee or the Carve-Out. IP Licence 9.17 The Seller shall procure that James Hardie Technology Ltd. will from Completion (in a license agreement to be agreed in good faith, without warranty of any kind) grant to the Group Companies a non-exclusive, irrevocable, fully paid-up, non-transferable, perpetual license over the Intellectual Property Rights set forth in Schedule 18 (the Licensed IP) “as is”, solely for the manufacture, sale, and distribution of products distributed, manufactured or sold by the Business as at the Completion Date or contemplated pursuant to the product roadmap set forth in VDR 1.5.1, page 25 (the Roadmap), whether on a standalone basis or as part of systems existing as of the Completion Date or per the Roadmap containing fibre gypsum and cement-bonded products(but excluding any fiber cement products), solely within Europe, the Middle East and Africa (the License). 9.18 Within the same scope as the License, but excluding products contemplated per the Roadmap, the Seller undertakes, and shall procure that James Hardie Technology Ltd. or its successor will undertake, to not assert or bring any claims against the Group Companies Share Purchase Agreement | 27

based on any other Intellectual Property Rights owned by it as at the Completion Date and not forming part of the Licensed IP (the Non-Assert Covenant) solely within Europe, the Middle East and Africa. For clarity, neither the License nor the Non-Assert Covenant extend to or cover any fiber cement products. 9.19 The Group Companies may sublicense the Licensed IP solely to: (a) affiliates; (b) subcontractors (to the extent necessary to perform services for the Group Companies); and (c) customers (to the extent necessary to use, install, and integrate products distributed, manufactured or sold by the Business as at the Completion Date or contemplated per the Roadmap and purchased from the Group Companies). The Non-Assert Covenant shall extend to the same persons mentioned in (a) to (c) provided their actions fall within the scope of the Non-Assert Covenant (for the avoidance of doubt, excluding products contemplated per the Roadmap). The License and the Non-Assert Covenant may only be transferred in connection with a sale of the Business, in whole or in part, or an internal corporate restructuring. 9.20 Seller Group shall have no obligation to maintain, prosecute, enforce, or defend any Licensed IP. However, if the Seller Group intends to allow any Licensed IP to lapse, it shall provide advance notice, and the Group Companies may thereafter maintain such rights at their own expense. Employee & Leadership Retention Protections 9.21 Post-Completion, the Purchaser shall: (a) continue the employment of all transferring employees of the Business on terms and conditions which, in the aggregate, are materially no less favorable than those applicable immediately prior to Completion; (b) comply with all applicable terms and conditions under the agreements with all transferring employees of the Business, in each case for a period of not less than twenty-four (24) months following Completion; and (c) procure that the relevant Group Companies within the later of (i) fifteen (15) Business Days or (ii) regular payment cycle pay to their employees the monies owed to them under the Incentive and Retention Programs, any transaction bonus payable under the Transaction Bonus Programs implemented as at and payable upon occurrence of Completion as well as any amounts payable under the One-Time Benefits, in accordance with the terms of the applicable Incentive and Retention Programs, Transaction Bonus Programs and One-Time Benefits. Each employee referenced in (c) shall be, from and after Completion, an express third-party beneficiary, solely with respect to this clause 9.21(c), and shall be able to enforce such provisions with respect to its individual payment as though such individual were a party to this agreement, unless the respective employee already has a direct payment claim against any of the Group Companies under the relevant Incentive and Retention Programs, the Transaction Bonus Program or One-Time Benefit, as applicable. For the avoidance of doubt, the Sellers shall also have the right, on their own behalf and on behalf of the individuals referenced in the preceding sentence, to enforce this clause 9.21(c) and pursue and recover damages against Purchaser in the event of Purchaser’s breach of this clause 9.21(c), provided that the Sellers shall, for the avoidance of doubt, not be able to claim for any payment already paid to the employees, and vice versa. The Sellers shall notify the Purchaser in good faith of the expected amount accruing as at the expected Completion Date under the Incentive and Retention Programs, the Transaction Bonus Programs and One-Time Benefits as close as reasonably practicable to, but no later than ten (10) Business Days before, the Completion Date. The Parties shall in good faith discuss and agree on a paying agent agreement in respect of the Incentive and Retention Programs, the Transaction Bonus Programs and the One-Time Benefits in due time prior to Completion, to the extent required. To the extent required and in consultation with the Purchaser as to the exact amount, the Sellers shall prior to Completion provide the Group Companies with sufficient cash to settle the relevant obligations under the applicable Incentive and Retention Programs, Transaction Bonus Programs and One-Time Benefits in accordance with this agreement. 9.22 The monies payable by the Group Companies after Completion pursuant to clause 9.21(c) to employees under any Incentive and Retention Programs, Transaction Bonus Programs and Share Purchase Agreement | 28

One-Time Benefits shall be for the account of the Sellers. To the extent such obligation or monies are not included in the Final Completion Accounts (as provisions or otherwise), the Sellers shall reimburse the remaining amount (on a gross basis) to the Purchaser or upon request of the Purchaser, the relevant Group Companies, within 5 (five) Business Days after a request to do so from the Purchaser and after receipt of proof of payment. Notwithstanding the foregoing and without double counting, the Sellers shall indemnify the Purchaser and the Group Companies for all costs incurred by them in fulfilling the obligations in clause 9.21(c), including the payment of wage Tax as well as social security contributions, in each case on a gross basis, in each case unless taken into account in the Final Completion Accounts. For the avoidance of doubt, Sellers shall only be liable for the same monies payable once under this agreement (including clauses 9.11 and 9.22). 9.23 The Purchaser shall use reasonable efforts to retain the Key Employees for a minimum period of twenty-four (24) months following Completion through the arrangements set out in clauses 9.21 and 9.24, provided that the Purchaser shall be entitled to terminate the employment or engagement of the Key Employees for good cause. During such period, Purchaser shall not materially reduce: (a) base compensation; (b) annual incentive opportunity; (c) long-term incentive opportunity; (d) pension benefits; (e) only in relation to such Key Employees on the level ESLT (Executive Leadership Team) or EULT (European Senior Leadership Team) and European country managers of the Group Companies, reporting level; (f) only in relation to such Key Employees on the level ESLT (Executive Leadership Team) or EULT (European Senior Leadership Team) and European country managers of the Group Companies, principal responsibilities, provided that the Purchaser may make changes to the items in clause 9.23(e) and/or clause 9.23(f) (i) in accordance with its customary integration and existing HR practice and subject to such change being reasonable given the integration of the Business and the Group Companies (and such employees) into the structure and governance of the Purchaser Group, (ii) subject to approval of the President of the Business, Christian Claus or his successor, and, in each case only with the relevant Key Employee's specific agreement, should this be required by their individual employment terms or statutory applicable law. 9.24 The Purchaser acknowledges the importance of management continuity and shall maintain or implement retention arrangements for certain Key Employees substantially equivalent in economic value to those currently in place. 9.25 The Purchaser shall not, during the first twelve (12) months following Completion, implement any group-wide restructuring program resulting in involuntary termination of more than ten percent (10%) of the workforce of the Business, except (i) where required by applicable law or agreed with applicable employee representative bodies, or (ii) in the case of significant changes in market conditions in which the Business operates that make the restructuring reasonably required. 9.26 The Purchaser shall recognize all prior service with the Group Companies for purposes of severance, pension, vacation entitlement and other employment-related benefits. 9.27 The Purchaser shall, at Completion, procure that the Group Companies purchase or otherwise arrange directors’ and officers’ run-off liability insurance (the “D&O Run-Off Policy”) from a reputable insurer for the benefit of all persons who are or were, at any time prior to Completion, directors, managing directors, officers or supervisory board members of any Group Company (the “D&O Beneficiaries”) up to a limit of liability of EUR 40,000,000. The D&O Run-Off Policy shall: (a) provide coverage for a period of six (6) years following Completion in respect of all acts, omissions, matters, events and circumstances occurring or alleged to have Share Purchase Agreement | 29

occurred prior to Completion (including any claims made or threatened during such period arising out of such acts, omissions, matters, events or circumstances); (b) be on terms, conditions, retentions and limits that are materially no less favourable in the aggregate to the D&O Beneficiaries than those provided under the directors’ and officers’ liability insurance maintained by or on behalf of the Group Companies immediately prior to Completion; and (c) name each Group Company as additional insured to the extent required to permit the continuation of indemnification obligations to the D&O Beneficiaries following Completion. 9.28 The cost of procuring the D&O Run-Off Policy shall be borne by the Purchaser. No Party shall take any action, and the Purchaser shall procure that no Group Company takes any action, that would reasonably be expected to prejudice, limit or restrict the coverage afforded by the D&O Run-Off Policy. 9.29 Between the Signing Date and Completion, the Sellers shall obtain an offer for a cyber insurance run-off policy for the benefit of the Group Companies from a reputable insurer and provide a copy of such offer to the Purchaser for its consideration to take out such insurance with effect from Completion. Retained use of Business Trademarks 9.30 Subject to clause 9.31 and clause 9.32, the Sellers shall not use, and shall procure that their Affiliates shall not use, at any time after Completion, directly or indirectly: (a) any Business Trademarks; or (b) in the jurisdictions in which the Group Companies are operationally active on the Signing Date and in which the relevant Business Trademark is registered, any word or device which is confusingly similar to the relevant Business Trademarks. 9.31 Within sixty (60) Business Days of the Completion Date, the Sellers shall procure that all references to the Business Trademarks and any other wording or signs that suggest any continued association with the Group Companies are removed from the websites and all assets owned or used by any member of the Seller Group (including products, packaging, marketing materials, business stationery, vehicles and premises). Notwithstanding anything to the contrary, the Seller Group shall not be obligated to remove from its website any materials filed with or furnished to any stock exchange or similar regulatory body, or similar investor materials and other public filings and corporate communications, in each case that relate to periods prior to Completion. 9.32 With effect from Completion, the Purchaser hereby grants, and shall procure that each relevant Group Company grants, to each member of the Seller Group a non-exclusive, royalty-free, irrevocable, perpetual and worldwide licence to use the Business Trademarks solely for non-commercial purposes (including descriptive and referential use), including to describe the historical business and activities of the Seller Group in the annual reports, regulatory and stock exchange filings, investor materials and other public filings and corporate communications of any member of the Seller Group, in each case whether such use is by a member of the Seller Group directly or through its agents, advisers or contractors acting on its behalf. Restriction on use and removal of Seller Group names and marks 9.33 Subject to clause 9.34 through and including clause 9.40, the Purchaser shall not use, and shall procure that its Affiliates shall not use, at any time after Completion, directly or indirectly: (a) any company or trading name, domain name, logo or trade or service mark (whether registered or unregistered) which includes the words "James Hardie" or "Hardie" or is owned by the Seller Group at Completion (together, Seller Group Names and Marks); or (b) any word or device which is confusingly similar to the Seller Group Names and Marks. Share Purchase Agreement | 30

9.34 The Parties acknowledge and agree that (a) any domain names disclosed in the Data Room that include the words "James Hardie" or "Hardie" (the Excluded Domain Names) may, as at the Signing Date, be registered in the name of one or more Group Companies but form part of or incorporate the Seller Group Names and Marks; (b) the Excluded Domain Names are not intended to remain owned by any Group Company following Completion; (c) the Sellers may procure the transfer, assignment, cancellation, redirection or separation of any Excluded Domain Name to or for the benefit of a member of the Seller Group or a nominee of a member of the Seller Group at or prior to Completion and that any such action is permitted and does not constitute or result in a breach of clauses 6.1 or 6.2, any Seller Warranty or any other provision of this agreement, and does not give rise to any Claim, Seller Warranty Breach, adjustment to the Purchase Price or other remedy or right of the Purchaser; (d) the Excluded Domain Names are not Business IPR, Owned Business IPR or Owned Registered IPR and are not assets necessary for the continuation of the Business; 9.35 if any Excluded Domain Name remains registered in the name of a Group Company at Completion, the Purchaser shall procure that the relevant Group Company promptly transfers or assigns it to the Sellers or their nominee (including a member of the Seller Group designated by the Sellers) at the cost of the Sellers; and pending such transfer or assignment, the Purchaser shall procure that no Group Company uses or permits the use of that Excluded Domain Name, except with the prior written agreement of the Sellers. 9.36 Within sixty (60) Business Days of the Completion Date, the Purchaser shall procure that, other than for Video Assets: (a) all references to the Seller Group Names and Marks and any other wording or signs that suggest any continued association with the Seller Group are removed from the Group Companies’ websites and all digital assets owned or used by any Group Company; (b) any Group Company whose corporate name includes the words "James Hardie" (or any word which is confusingly similar) (i) duly files an application with the relevant commercial register regarding a change of its corporate name to remove the words “James Hardie” (or any word which is confusingly similar) and (ii) changes its corporate name to remove any references to “James Hardie” or "Hardie" (or any word which is confusingly similar to either); and (c) each Group Company ceases to use any domain name that includes the words "James Hardie" or "Hardie" (or any word which is confusingly similar to either). 9.37 Within ninety (90) Business Days of the Completion Date, the Purchaser shall procure that: (a) all Video Assets are removed from the Group Companies’ websites and all digital assets owned or used by any Group Company; and (b) the Group Companies shall cease to actively upload, post, or publish all Seller Group Names and Marks appearing in any video assets (including recorded training materials, product demonstration videos, archived marketing videos and similar audio-visual content), it being understood that none of the obligations in clause 9.33, clause 9.36 and/or this clause 9.37 shall require the Purchaser to remove, edit or replace any Seller Group Names and Marks appearing in video assets (including recorded training materials, product demonstration videos, archived marketing videos and similar audio-visual content) that are not (cumulatively) (i) Video Assets and (ii) actively used for commercial or marketing purposes. 9.38 Within six (6) months of the Completion Date, the Purchaser shall procure that all references to the Seller Group Names and Marks and any other wording or signs that suggest any continued association with the Seller Group are removed from the Group Companies’ assets Share Purchase Agreement | 31

not referenced in clause 9.36 (including products, packaging, marketing materials, business stationery, vehicles and premises). 9.39 Pending the removal, name change or cessation referenced in clause 9.34 and clause 9.38, each Group Company may continue during the applicable removal term its pre-existing use of the Seller Group Names and Marks on its websites and assets and in its name or domain names, and the Sellers (for itself and on behalf of the Seller Group) grants to each Group Company a non-exclusive and royalty-free licence to do so. 9.40 The Purchaser and the Group Companies shall be entitled to continue to sell, distribute and otherwise dispose of products in packaging bearing the Seller Group Names and Marks that (i) formed part of the existing stock of the Group Companies as at Completion, or (ii) was, as at Completion, already ordered from or in production by a third party manufacturer or supplier on behalf of any Group Company, in each case until such stock is exhausted and the Sellers (for themselves and on behalf of the Seller Group) grant to each Group Company a non- exclusive and royalty free licence to do so, provided that the Purchaser shall not, and shall procure that no Group Company shall, manufacture, order or otherwise procure any new packaging bearing the Seller Group Names and Marks after Completion. 9.41 With effect from Completion, the Sellers hereby grant, and shall procure that each relevant member of the Seller Group grants, to the Group Companies a non-exclusive, royalty-free, irrevocable, perpetual and worldwide licence to use the mark “James Hardie” solely for non- commercial purposes (including descriptive and referential use), including to describe the historical business and activities of the Group Companies in the annual reports, regulatory and stock exchange filings, investor materials and other public filings and corporate communications of any member of the Group Companies, in each case whether such use is by a member of the Group Companies directly or through its agents, advisers or contractors acting on its behalf. 9.42 If the Sellers become aware of any specific instance of non-compliance by the Purchaser or any Group Company with the obligations set out in clause 9.34 and/or clause 9.38, the Sellers shall promptly notify the Purchaser in writing of such instance, identifying the non-compliance in reasonable detail, and the Purchaser shall, or shall procure that the relevant Group Company shall, remedy such non-compliance within five (5) Business Days following receipt of such notice, provided that such remedy shall not require the recall, withdrawal or replacement of any products bearing the Seller Group Names and Marks that have already been sold, distributed or placed on the market prior to the end of the Business Day immediately following receipt of such notice. Specific Tax Indemnity 9.43 Subject to clause 9.45 and subject to Completion and notwithstanding any information disclosed, the Sellers shall indemnify the Purchaser (or, at the Purchaser's election, the relevant Group Company) on a euro-for-euro basis against: (a) any VAT pertaining to time periods prior to Completion assessed against a Group Company by the German Tax Authority in relation to or in connection with the VAT treatment and VAT handling of supplies involving permanent establishments as described in the letter dated 9 August 2023 by KPMG AG Wirtschaftsprüfungsgesellschaft to the German Tax Authorities and the VAT treatment and handling of supplies following the same fact pattern prior to Completion (irrespective of such supplies were performed prior to or after the date of the aforementioned letter), including any such VAT arising out of the discussions ongoing with the competent Tax Authority as at the Signing Date and Fairly Disclosed in the Disclosed Information (each, a Relevant VAT Exposure); (b) any penalties, surcharges and interest imposed by the German Tax Authority on a Group Company attributable to or associated with a Relevant VAT Exposure; and (c) any reasonable external and internal costs incurred by the Purchaser or a Group Company after Completion in connection with the Relevant VAT Exposure and any measures to mitigate, reduce or avoid such Relevant VAT Exposure (including, but not limited to the costs caused by collecting additional information from the relevant customer, discussions with the respective customers which are directly attributable to the Relevant VAT Exposure, correcting invoices and VAT reporting and otherwise Share Purchase Agreement | 32

remediating the Relevant VAT Exposure at Group Company level and by discussing the Relevant VAT Exposure with the competent Tax Authority), (each, a Specific Tax Indemnity Claim). The Parties agree that a Specific Tax Indemnity Claim can be notified by the Purchaser to the Sellers as soon as the respective Tax assessment notice leading to a Relevant VAT Exposure is issued by any Tax Authority and that the statute of limitations with respect to the Specific Tax Indemnity Claim pursuant to Section 3:307, paragraph 1, of the DCC is suspended by the notice until six (6) months after the Tax assessment became final and binding. However, (i) a Specific Tax Indemnity Claim pursuant to clauses 9.43(a) and 9.43(b) becomes due and payable once it can, based on the facts and circumstances of the individual case, reasonably be expected that the Tax assessment notice cannot successfully be challenged, at the latest when the respective Tax assessment notice becomes binding and (ii) a Specific Tax Indemnity Claim pursuant to clause 9.43(c) becomes due and payable ten (10) Business Days after the respective costs to be compensated have been incurred and notified by the Purchaser to the Sellers (with respective evidence). 9.44 If any Specific Tax Indemnity Claim for which a payment pursuant to clause 9.43 has been made is subsequently reduced either (i) by payment by or credit from a German Tax Authority or (ii) by payment by or credit from a customer, in each case of German VAT, such reduction shall be reimbursed by the Purchaser to the Sellers within ten (10) Business Days after such reduction has become effective. The Purchaser shall within ten (10) Business Days notify the Sellers in reasonable detail of such reduction and any interest related thereto. For the avoidance of doubt, neither the Purchaser nor any Group Company is obliged to contact any customer or pursue any rights towards a customer in order to obtain a payment or credit regarding German VAT that would qualify as a reduction under this clause 9.44. 9.45 The Sellers' aggregate liability for all Specific Tax Indemnity Claims pursuant to clause 9.43(a) through and including clause 9.43(c) shall not exceed EUR 7,500,000 (the Original VAT Cap). On the day following each anniversary of the Completion Date for the four (4) years following Completion, the Original VAT Cap shall be reduced by the lower of (i) 25% of the Original VAT Cap and (ii) 25% of the Original VAT Cap less the aggregate amount of Specific Tax Indemnity Claims (i) that have been notified but not yet finally resolved and (ii) that already have been paid. 9.46 The Purchaser shall, and shall procure that each relevant Group Company shall, use reasonable efforts towards customers if and to the extent that information from the customers is required to substantiate the underlying customer invoices vis-à-vis the competent Tax Authority. 9.47 Paragraphs 6 and 7 of Schedule 9 shall apply mutatis mutandis with respect to VAT assessments leading to a Relevant VAT Exposure. 9.48 A Specific Tax Indemnity Claim pursuant to clause 9.43 shall be excluded, if and to the extent such Specific Tax Indemnity Claim arises or is increased as a direct result of the Purchaser not complying with its obligations under paragraphs 6 and 7 of Schedule 9, provided and to the extent that the Sellers prove that the non-compliance caused or increased the respective Specific Tax Indemnity Claim. If and to the extent, (i) the relevant Tax assessment notice, decision against an appeal or decision of a fiscal court becomes final and binding due to the expiration of the period for filing an appeal or for initiating court proceedings and if the respective Tax assessment notice, decision against an appeal or decision of a fiscal court has not been received by the Sellers at least ten (10) Business Days prior to the expiration of such period, (ii) the Purchaser has not followed a relevant instruction given by the Sellers in accordance with paragraphs 6 or 7 of Schedule 9, or (iii) the relevant Tax Return was filed without the consent of the Sellers, a payment obligation of the Sellers with respect to the Specific Tax Indemnity Claim with which such non-compliance under (i) through (iii) is excluded unless and to the extent the Purchaser proves that the non-compliance has neither caused nor increased the respective Specific Tax Indemnity Claim. 10 Seller Warranties and breaches Seller Warranties 10.1 The Sellers warrant (garandeert) to the Purchaser that, subject to clauses 10.3 and 10.4, each of the Seller Warranties is true and accurate on the Signing Date and that each of the Fundamental Warranties is true and accurate on the Completion Date. Other than the Share Purchase Agreement | 33

Fundamental Warranties (unless specifically set out therein), all Seller Warranties are given subject to Sellers' Knowledge. 10.2 The Parties acknowledge and agree that the Seller Warranties constitute an express allocation of risk between the Purchaser and the Sellers. The Purchaser confirms that when entering into this agreement it did not rely on any warranty or statement other than the Seller Warranties. 10.3 The Sellers shall not be liable for any Seller Warranty Breach where the subject matter giving rise to such Seller Warranty Breach has been Fairly Disclosed. The Sellers shall not be liable for any forecasts, estimates, interpretations, analysis, projections, statements of intent or statements of opinion provided to the Purchaser or its advisers, whether or not part of the Disclosed Information. 10.4 The Purchaser confirms that: (a) it has completed the Due Diligence Investigation to its satisfaction prior to the Signing Date, with the assistance of legal, financial, tax and other professional advisers; (b) it and its advisers have posed all such questions as the Purchaser and its advisers thought relevant in relation to the Group Companies and the Business; and (c) the Sellers have provided all information and assistance requested by the Purchaser or its advisers in the Due Diligence Investigation. Seller Warranty Breach 10.5 In the event of a Seller Warranty Breach, the Sellers shall, following Completion, subject to the limitations set out in this agreement, in particular clauses 12.3 and 12.4, pay to the Purchaser or, at the Purchaser's sole discretion, the relevant Group Company, an amount equal to the amount of loss or damage (schade) within the meaning of section 6:96 et seq. of the DCC suffered by the Purchaser or the Group Companies as a result of such breach, provided, however, that the Sellers shall in no event be liable for any loss of profits or consequential, indirect or punitive damage suffered by the Purchaser or any of the Group Companies resulting from a Seller Warranty Breach (Damage). 10.6 The sole remedy of the Purchaser for a Seller Warranty Breach shall be an action for Damages and the Damage shall be calculated on a euro-for-euro basis without applying any multiple or taking into account any other valuation principles which formed the basis for the Purchaser in calculating the Purchase Price. 10.7 Three (3) Business Days before the Completion Date, for purposes of the W&I Insurance only (which W&I Insurance may cater for a synthetic repetition of the Seller Warranties as of Completion, whereas the Seller Warranties (other than the Fundamental Warranties) under this agreement are only given as of the Signing Date), the Sellers will deliver to the Purchaser either: (a) a written notice confirming that Chris Russell and Niamh Lynch have no actual knowledge of any matters, events and circumstances that occurred after the Signing Date and which would render untrue or incorrect any of the Fundamental Warranties or any of the other Seller Warranties had they have been given as of the Completion Date or of a claim under the Tax Covenant at that date which is not already disclosed in the Disclosed Information, or (b) a disclosure letter disclosing such matters, events and circumstances that occurred after the Signing Date of which Chris Russell and Niamh Lynch have actual knowledge and which would render untrue or incorrect any of the Fundamental Warranties or the other Seller Warranties had they have been given as of the Completion Date, or result in a claim under the Tax Covenant (the Completion Disclosure Letter). For the avoidance of doubt, in no event shall any disclosure made in the Completion Disclosure Letter or any matters, events and circumstances that occurred after the Signing Date constitute or give right to a Claim against Sellers for a Seller Warranty Breach. Share Purchase Agreement | 34

11 Conduct of claims Claim Notice 11.1 The Purchaser shall as soon as practicable after it or any member of the Purchaser Group becomes aware of a Claim or any matter or circumstance that will or may give rise to a Claim, give written notice to the Sellers (Claim Notice). The Claim Notice must contain all the details of such Claim or the matter or circumstance that will or may give rise to a Claim to the extent available to the Purchaser, including (if practicable) the Purchaser's estimate of the amount of the Claim, an indication as to whether any insurance cover or third party recourse may be available to any Group Companies in relation to the matter or circumstance giving rise to the Claim as well as any other information then available to the Purchaser to enable the Sellers to assess the merits of the Claim. Failure to give Claim Notice 11.2 If the Purchaser fails to give the Claim Notice within fifteen (15) Business Days after it or the relevant member of the Purchaser Group becomes aware of a Claim or any matter or circumstance that will or may give rise to a Claim in accordance with clause 11.1, this shall not affect the rights of the Purchaser to make a relevant Claim except that the failure shall be taken into account in determining the liability of the Sellers for such Claim if and to the extent the Sellers were prejudiced by the failure to give timely notice. 11.3 A Seller Warranty Breach becomes due and payable when the Claim is granted by the competent arbitration court in accordance with clause 20.3 or when such Claim has been settled by the relevant Parties. 11.4 Upon receiving notification of a Claim or any matter or circumstance potentially giving rise to a Claim notified pursuant to clause 11.1, the Purchaser shall: (a) allow the Sellers or their representatives access to books, records and to such personnel of the Purchaser Group as the Sellers may reasonably request to investigate the Claim upon reasonably advance notice; and (b) disclose to the Sellers or their representative all information and documents relevant to the Claim unless such information and/or documents are commercially sensitive in nature. Third Party Claims 11.5 If any Claim or any matter or circumstance potentially giving rise to a Claim (in each case, other than in relation to Seller Warranty Breaches (with the exception of Fundamental Warranties) and under the Tax Covenant) relates to a claim by a third party in or out of court (Third Party Claim), the Sellers may within one month after having been notified by the Purchaser, by a written notice to the Purchaser, at their own expense take over the conduct of the Third Party Claim, provided and to the extent they unconditionally accept full (subject to any limitations set out in this agreement) liability for the underlying Claim towards the Purchaser and – if and to the extent the Third Party Claim is finally decided in favour of the third party (unless reimbursement is otherwise provided for in this agreement in which case no such final decision is required) – for any reasonable costs and expenses (including adviser fees) made by the Purchaser Group in relation to the Third Party Claim prior to Sellers taking over the conduct of the Third Party Claim. If the Sellers take over the conduct, then (a) the Purchaser shall, and shall ensure that the Purchaser Group shall: (i) leave the conduct of the Third Party Claim entirely to the Sellers, provided that they shall (A) keep the Purchaser informed on all material developments in relation to the relevant Third Party Claim, (B) promptly forward or procure to be forwarded to the Purchaser copies of all material correspondence and other written communications with the counterparty or its advisers relating to the Third Party Claim and (C) consult with the Purchaser on the strategy and direction of their defence on a regular basis and take reasonable account of the views of the Purchaser when determining such strategy and direction; and Share Purchase Agreement | 35

(ii) give the Sellers all assistance necessary to conduct the Third Party Claim on its behalf, or on behalf of the relevant member of the Purchaser Group, including by granting powers of attorney; and (b) to the extent that a Third Party Claim alleges any wrongdoing or criminal acts of any Group Company or otherwise results in reputational risk for any Group Company, the Sellers shall not make any admissions in relation to the relevant Third Party Claim and the Third Party Claim shall not be compromised, disposed of or settled without the Purchaser’s prior written consent. 11.6 Unless and until the Sellers have issued a notice pursuant to clause 11.5, the Purchaser shall have the right to settle, at its own expense and with its own professional advisers, any Third Party Claim, provided no settlement is made without the Sellers' prior written consent (such consent not to be unreasonably withheld or delayed). Such consent is a condition to the Sellers' liability for any Claim in connection with a Third Party Claim and its settlement 12 Limitations on Sellers' liability Financial thresholds 12.1 The Sellers shall not be liable for any Claim, except, subject to clause 12.2, for a Claim under the Fundamental Warranties, unless: (a) the amount of the individual Damage exceeds 0.1% of Purchase Price; and (b) the aggregate amount of all Damages from all such Claims exceeding the threshold in clause 12.1(a) above exceeds 1% of the Purchase Price, in which case the Sellers' liability shall (subject to clauses 12.3 and 12.4) be for the whole of the amount and not just the excess. 12.2 The Sellers shall not be liable for any Claim in respect of the Fundamental Warranties unless the aggregate amount of all Damages from all such Claims under the Fundamental Warranties exceed an amount of EUR 100,000,000 (in words: one hundred million euros) and then only for the excess. Financial caps 12.3 Subject to clause 12.4, the maximum aggregate liability of the Sellers for all Seller Warranty Breaches (other than in the liability of the Sellers for any claim for breaches of the Fundamental Warranties) and under the Tax Covenant (but, for the avoidance of doubt, not for any Specific Tax Indemnity Claim) shall be limited to EUR 1.00. 12.4 Subject to clause 12.7, the maximum aggregate liability of the Sellers for all claims for breaches of the Fundamental Warranties shall be limited to the Purchase Price minus EUR 100,000,000. 12.5 The maximum aggregate liability of the Sellers under this agreement (other than the liability of the Sellers for any claim for breaches of the Fundamental Warranties which is governed by clause 12.4, the liability of the Sellers in relation to reductions of the Purchase Price in accordance with clause 19.7 and in respect of any Specific Tax Indemnity Claim) shall in any event be limited to 15% of the Purchase Price. 12.6 The maximum aggregate liability with respect to the Specific Tax Indemnity Claim is set forth in clause 9.45. 12.7 The maximum aggregate liability of the Sellers under this agreement shall in any event be limited to 100% of the Purchase Price. Time limits 12.8 The Sellers shall not be liable for a breach of a provision of this agreement, unless the Claim Notice is received by the Sellers: Share Purchase Agreement | 36

(a) if such Seller Warranty Breach relates to the Fundamental Warranties, (i) within three (3) years after the Completion Date; (b) if such Seller Warranty Breach relates to the Business Warranties, within twelve (12) months after the Completion Date; (c) if such Seller Warranty Breach relates to the Tax Warranties at the earlier of (i) six (6) months after the expiry of the relevant statute of limitations and (ii) seven (7) years after Completion Date; (d) if a claim relates to clause 9.43, within four years after Completion. (e) if a claim relates to a breach of clause 16, the period ending six (6) months after the earlier of (a) the expiry of the relevant covenant; and (b) the date on which the relevant breach giving rise to the claim became known to the Parties (and in no event later than three (3) years and six (6) months after the Completion Date); (f) if a claim relates to a breach of clause 9.11, within three (3) years after Completion and, only with respect to the liquidation and dissolution of James Hardie Fiber Cement Europe GmbH, the earlier of (i) five (5) years after Completion and (ii) three (3) months after liquidation and dissolution of James Hardie Fiber Cement Europe GmbH (provided liquidation and dissolution of James Hardie Fiber Cement Europe GmbH is actively pursued by the Purchaser); and (g) for any other breach, within twenty-four (24) months after the Completion Date. 12.9 A Claim shall not be enforceable against the Sellers, unless within ten (10) months of notification pursuant to clause 11.1 either: (a) the Claim is settled between the Parties; or (b) the Purchaser institutes and pursues legal proceedings in relation to the Claim. Information and knowledge 12.10 The Sellers shall not be liable for a breach of a provision of this agreement of which the Purchaser had actual knowledge at the Signing Date. Other exclusions and limitations 12.11 The Sellers shall not be liable in respect of a breach of a provision of this agreement to the extent such breach relates to: (a) any act, omission, transaction, or arrangement performed at the request of the Purchaser before Completion or in respect of which the Purchaser has given its prior written consent (or is deemed to have given its prior consent pursuant to clause 6.3); (b) any change in law, practice or generally accepted published interpretation of the law after the Completion Date; (c) any change in the accounting or taxation policies and practice of the Purchaser or any member of the Purchaser Group after the Completion Date; (d) a liability which is contingent only. 12.12 The Purchaser and the Sellers acknowledge and agree that the members of management of the Seller Group have at all times acted solely and exclusively in their respective capacities as officers, employees, directors, agents or advisers of the Group Companies (as applicable), and not in any personal capacity or on their own behalf. No member of management shall have any personal liability whatsoever to the Sellers, the Purchaser or any of their respective Affiliates in connection with this agreement, any transaction document, the negotiation, preparation or execution hereof or thereof, the operation, management or conduct of the Business or any Group Company, any disclosure (or alleged failure to disclose) made or omitted during the Due Diligence Investigation (whether in writing, orally or otherwise), or any Share Purchase Agreement | 37

representation, warranty, covenant, undertaking or statement contained herein or therein or otherwise made in connection with the Transaction, except in the case of fraud, intentional misconduct or knowing misrepresentation by such individual. No claims against management 12.13 With effect from Completion, the Purchaser, on behalf of itself and each member of the Purchaser Group (including, for the avoidance of doubt, the Group Companies), hereby irrevocably and unconditionally releases and discharges any (current or former) employee, director, agent, board member, supervisory board member and/or officer of the Sellers or any Affiliates of the Sellers on whom the Purchaser may have relied before agreeing to any term of, or entering into, this agreement or any other Transaction Document (together, the Seller Released Parties) from any and all claims, actions, proceedings, demands, rights, liabilities, damages, losses, costs, expenses and obligations of whatsoever nature, whether known or unknown, suspected or unsuspected, accrued or contingent, at law or in equity, which the Purchaser, the Group Companies or any of its Affiliates ever had, now has, or may hereafter have against any of the Seller Released Parties, except in the case of fraud (bedrog), intentional misconduct or knowing misrepresentation by such person. Each and every Seller Released Party shall be entitled to enforce this clause 12.13 as an irrevocable third-party stipulation for nil consideration (onherroepelijk derdenbeding om niet). 12.14 The release set out in clause 12.13 and 12.15 shall not apply to any claim, action, proceeding, demand, right, liability, damage, loss, cost, expense or obligation arising out of, relating to, or in connection with the Transaction or any breach by any Party of its obligations under this agreement or any other document entered into pursuant to or in connection with this agreement. 12.15 With effect from Completion, each of the Sellers, on behalf of itself and each member of the Seller Group, hereby irrevocably and unconditionally releases and discharges any (current or former) employee, director, agent or officer of any of the Group Companies on whom the Sellers may have relied before agreeing to any term of, or entering into, this agreement or any other Transaction Document (together, the Group Company Released Parties) from any and all claims, actions, proceedings, demands, rights, liabilities, damages, losses, costs, expenses and obligations of whatsoever nature, whether known or unknown, suspected or unsuspected, accrued or contingent, at law or in equity, which either of the Sellers or any of their Affiliates ever had, now has, or may hereafter have against any of the Group Company Released Parties, except in the case of fraud (bedrog), intentional misconduct or knowing misrepresentation by such person. Each and every Group Company Released Party shall be entitled to enforce this clause 12.15 as an irrevocable third-party stipulation for nil consideration (onherroepelijk derdenbeding om niet). Tax and reductions 12.16 For the purpose of this clause 12.16, the Sellers' liability for any breach of a provision of this agreement shall be (i) calculated on a net after Tax basis and (ii) reduced by: (a) any amount already recovered by the Purchaser as part of the adjustment procedure in respect of the Estimated Purchase Price in accordance with clause 8, but only to the extent that such amount already recovered by the Purchaser relates to the same subject matter as the Seller Warranty Breach; (b) any amount recoverable by the Purchaser Group under any insurance policy in force or any amount that would have been recoverable under an insurance policy of a Group Company if such insurance policy in force immediately prior to Completion had been maintained after the Completion Date; (c) any amount for which a provision or reserve for the liability or matter giving rise to the loss or damage has been made in the Accounts; and (d) any relief from, deduction available to or reduction available or accruing to the Purchaser Group in respect of Tax (a Tax Benefit) or any other saving or benefit available or accruing to the Purchaser Group and arising by virtue of the Damage in respect of which the Claim is made. The amount of any such Tax Benefit shall be calculated (i) in its full nominal amount if and to the extent it has already arisen for any post Completion Date period by the time the potential Damage claim would become due and payable and (ii) in the amount of its net present value if and to the Share Purchase Agreement | 38

extent it arises after such date. Such net present value shall be calculated on the basis of the Tax rate as at the time when the Tax Benefit is reasonably expected to be realized on the basis of the regular business plan of the Purchaser Group established in line with the rules and procedures of drawing up business plans in the Purchaser Group(if not yet known, then the then most recent rate shall apply) and using a discount rate of 5% p.a. but shall only take Tax Benefits into account which are reasonably expected to be realized within six (6) years after Completion. No double recovery 12.17 The Purchaser shall not be entitled to recover from the Sellers more than once in respect of the same Damage suffered. Mitigation of Damage 12.18 The Purchaser shall take all measures and shall procure that all measures are taken by the Group Companies as may be reasonably expected in the circumstances, and that all reasonable assistance is given, to avoid or mitigate any Damage. Third party recovery 12.19 If the Purchaser or any member of the Purchaser Group actually recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or the relevant member of the Purchaser Group (in whole or in part) in respect of any loss or damage which is the subject matter of a Claim: (a) before the Sellers pay an amount in discharge of that Claim, the Sellers’ liability in respect of that Claim shall be reduced by the recovered amount (less any reasonable costs incurred in obtaining such recovery); or (b) after the Sellers have paid an amount in discharge of that Claim, the Purchaser shall as soon as practicable notify the Sellers of such recovery and transfer an amount equal to the recovered sum (less any reasonable costs incurred in obtaining such recovery) to a bank account nominated by the Sellers within 5 Business Days of such nomination. 12.20 If, before the Sellers pay an amount in discharge of any Claim, the Purchaser or any member of the Purchaser Group is entitled to recover (whether by payment, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or the relevant member of the Purchaser Group (in whole or in part) in respect of the loss or damage which is the subject matter of the Claim, the Purchaser or the relevant member of the Purchaser Group shall ensure, before steps are taken to enforce a Claim against the Sellers following notification under clause 11.1, that all necessary steps are taken to enforce recovery against the third party while any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall result in reduction of the amount of the Claim. 12.21 If the Sellers have paid an amount in discharge of any Claim and the Purchaser or a member of the Purchaser Group subsequently is entitled to recover from a third party, a sum that is directly related to the Claim, the Purchaser or the relevant member of the Purchaser Group shall take all reasonable steps to enforce recovery against the third party concerned, while paying the Sellers an amount equal to the sum actually recovered from the third party (less any reasonable costs incurred in obtaining such recovery). 13 Recourse to W&I Insurance 13.1 The Purchaser acknowledges and agrees that: (a) its sole recourse in respect of any claim for a Seller Warranty Breach (except for a Claim relating to a breach of the Fundamental Warranties) and under the Tax Covenant (for the avoidance of doubt, also other than in respect of any Specific Tax Indemnity Claim) shall be against the W&I Insurer under the W&I Insurance, and neither the Purchaser nor any member of the Purchaser Group or any of their respective assignees or successors will have any recourse against the Sellers; Share Purchase Agreement | 39

(b) it shall not be entitled to claim against the Sellers if the amount of any claim for a Seller Warranty Breach (except for a Claim relating to a breach of the Fundamental Warranties) and under the Tax Covenant (for the avoidance of doubt, also other than in respect of any Specific Tax Indemnity Claim), is not or not fully recovered under the W&I Insurance and hence under or in connection with any such claim for a Seller Warranty Breach (except for a Claim relating to a breach of the Fundamental Warranties) and under the Tax Covenant (for the avoidance of doubt, also other than in respect of any Specific Tax Indemnity Claim) the damage will remain for the account of the Purchaser itself; (c) neither any failure on the part of the Purchaser Group to enter into, or to comply with the terms of, the W&I Insurance, nor any unavailability of the W&I Insurance or of recourse under it for whatever reason, shall create or increase the Sellers' liability pursuant to or in connection with this agreement in any way; (d) it shall not waive or agree to amend the provisions of the W&I Insurance pursuant to which the W&I Insurer waives any rights of subrogation it may have against the Sellers; (e) the validity and collectability risk in respect of the W&I Insurance shall solely and irrevocably rest with the Purchaser and shall have no impact on the exclusion or limitations of liability provided for in this agreement; and (f) the premium for the W&I Insurance, and any Tax in respect of it, will be for the account of the Purchaser and the Purchaser shall be responsible for payment of them. 13.2 Any payment made in accordance with this clause 13 pursuant to the W&I Insurance shall discharge the Sellers from their obligations and liability in relation to the relevant claim, provided that in relation to a claim for breach of the Fundamental Warranties the Sellers shall be discharged only to the extent any payment is made by the W&I Insurer in relation to such breach. 13.3 If and to the extent the Purchaser notifies the Sellers of its request or intention to request compensation from the W&I Insurance with respect to a Third Party Claim relating to a Fundamental Warranty breach, the Sellers shall not exercise their rights under clause 11.5 in a manner which could restrict or jeopardize the Purchaser's entitlement under the W&I Insurance for compensation in respect of any damages and costs resulting from such Third Party Claim. 13.4 The Purchaser shall procure that the W&I Insurer shall enter into a subrogation letter, confirming that it is only entitled to subrogate against the Sellers in the event of fraud (and then only against such person that committed fraud), and the Purchaser undertakes not to subsequently change or terminate such provisions without the prior written consent from the Sellers (at the sole discretion of the Sellers) and shall procure that no claim by the Purchaser against the Sellers under or in connection with this agreement is assigned or subrogated to the W&I Insurer under the W&I Insurance. The Purchaser shall fully indemnify and hold the Sellers harmless for any and all losses, damages, reasonable costs and expenses and liabilities in connection with the W&I Insurer (or any person claiming through the W&I Insurer in relation to the W&I Insurance) bringing any claim against the Sellers by way of subrogation, claim for contribution or otherwise, other than in the event of a claim in relation to fraud (and then only against such person that committed fraud). 13.5 The provisions of clause 13.1 shall not apply in the event of any fraud (bedrog) on the part of the Sellers (and then only in relation to such person that committed fraud). 14 Tax Covenant The provisions of Schedule 9 shall apply in respect of Tax. Share Purchase Agreement | 40

15 Purchaser Warranties and guarantees and assurances 15.1 The Purchaser warrants (garandeert) that each of the statements set out in Schedule 10 is true and accurate on the Signing Date and will be true and accurate immediately before Completion. 15.2 The Purchaser warrants that as at the Signing Date the Purchaser is not aware of a Seller Warranty Breach or any other breach of this agreement. Purchaser Guarantee 15.3 The Purchaser Guarantor guarantees to be jointly and severally (hoofdelijk) liable to the Sellers for the full, due and punctual performance by the Purchaser of its obligation to pay the Purchase Price (including any adjustments of the Estimated Purchase Price in accordance with this agreement) and the Intra-Group Debt Purchase Price. 15.4 The obligations of the Purchaser Guarantor under clause 15.3: (a) constitute its direct, primary, unconditional and irrevocable obligations to, on first demand by the Sellers, pay any sum relating to the Purchase Price (including any adjustments of the Estimated Purchase Price in accordance with this agreement) and the Intra-Group Debt Purchase Price which have become due, without requiring the Sellers to first take any steps against the Purchaser or any other person; (b) remain in full force and effect until all such obligations have been irrevocably paid and discharged (whether by the Purchaser or the Purchaser Guarantor); (c) will not be impaired or affected by: (i) any change in the constitution or control or the insolvency of, or any liquidation, winding up or analogous proceedings relating to, the Purchaser; (ii) any amendment of this agreement or any related document; or (iii) the exercise, variation, renewal or release of, or refusal or neglect to perfect or enforce any right, remedy or security against the Purchaser or any other person. 15.5 Clause 15.3 constitutes a primary obligation of the Purchaser Guarantor. To the extent permitted by law, the Purchaser Guarantor waives and agrees to exclude any right, privileges and exceptions granted to a co-obligator (hoofdelijk medeschuldenaar) or surety (borg) towards the Sellers which might otherwise apply under Dutch law. 15.6 The Purchaser Guarantor warrants (garandeert) to the Sellers that, at the Signing Date and the Completion Date: (a) it has been duly incorporated and validly exists under the laws of its jurisdiction of incorporation and has the necessary corporate capacity and power to enter into this agreement and to perform its obligations under this agreement; (b) all corporate and other actions required to be taken by it to authorise the execution of this agreement and the performance of its obligations under this agreement have been duly taken or, to the extent that such actions are not required prior to entry into this agreement, will have been duly taken by Completion; (c) this agreement has been duly executed on its behalf, constituting legal, valid and binding obligations of the Purchaser Guarantor, enforceable in accordance with its terms; (d) the execution and performance of this agreement does not conflict with or result in a breach of any material provision of the articles of association or similar documents of the Purchaser Guarantor; Share Purchase Agreement | 41

(e) it is not required to obtain any approval, consent, licence or give notice to any regulatory or governmental body in connection with its execution and performance of the agreement, save as required under this agreement; and (f) no investigation, action or proceeding is pending or impending against the Purchaser Guarantor that may result in any impediment, delay or prohibition, or any other interference with, the Transaction. 16 Restrictive covenants Competing Business; employees 16.1 In order to protect the full benefit, know-how and goodwill of the Business as acquired by the Purchaser, each Seller undertakes to the Purchaser, its Affiliates and the Group Companies that it will not, and shall procure that their Affiliates shall not, during a period of three (3) years following the Completion Date, either alone or jointly with others in any Relevant Capacity, directly or indirectly: (a) carry on, conduct, engage, participate in or hold shares in any business in Europe which is the same or similar to the Business as conducted at the Completion Date or otherwise competes or is likely to compete with the Business within Europe (Competing Business); (b) canvass or solicit or endeavour to entice away for business within Europe the custom of any person, firm or company who has on Completion been a customer of any Group Company in relation to the Business; and (c) solicit or endeavour to entice away or induce to become employed, offer employment to, or offer any contract for services to, any person who was a director or an employee of any Group Company at the Completion Date or during one (1) year preceding the Completion Date, whether as employee, consultant or otherwise and whether or not such person would thereby commit a breach of their contract of service. 16.2 Each Party undertakes to each other Party that it will not, and shall procure that their Affiliates shall not, make or cause to be made, any statement or announcement (including through any press, media, analysts or other persons) that constitutes an expression of negative opinion, or otherwise disparages, defames, slanders, or impugns or is reasonably likely to damage the reputation of the other Party or any Group Company. 16.3 Each of the covenants contained in clause 16.1 and clause 16.2 shall constitute a separate and independent restriction on the Seller Group. Permitted actions 16.4 Nothing in clause 16.1 shall prohibit the Seller Group from: (a) making purely financial investments, it being understood that such investment does not provide to the Seller Group any involvement in the operations of any financial investment in a Competing Business, including for the avoidance of doubt, holding up to 5 (five) per cent of the shares in any company listed or traded on any recognised stock exchange, provided that the relevant Seller or member of the Seller Group shall not have any managing capacity or governance role with such company; (b) performing its obligations as a contractor of the Purchaser Group; (c) employing any person who: (i) contacts the relevant Seller or member of the Seller Group on their own initiative; (ii) responds to a public advertisement not specifically targeting a Group Company or its employees or directors; and/or Share Purchase Agreement | 42

(iii) is referred to the relevant Seller or member of the Seller Group in good faith by search firms, employment agencies or other similar entities, provided that such entities have not been informed by any of the Sellers or any member of the Seller Group about the employees or directors of the Group Companies; (iv) who ceases to be an employee or director of a Group Company due to a termination by the relevant Group Company; (d) carrying on or engaging in any other business or activity undertaken by it as at Completion which is not a Competing Business, including, for the avoidance of doubt, the Fiber Cement Business. 17 Confidentiality and announcements Group Companies' confidential information 17.1 The NDA shall cease to have any force or effect from the Signing Date in accordance with the terms of the NDA. 17.2 The CTA shall cease to have any force or effect from Completion in accordance with the terms of the CTA. 17.3 Subject to clause 17.6, each Seller shall not, and shall procure that its Affiliates shall not, disclose to any person, or use any Confidential Information of any Group Company that it holds at Completion (or which it subsequently receives pursuant to the terms of this agreement). Transaction and Parties' confidential information 17.4 Subject to clause 17.6, each of the Parties shall treat as strictly confidential any information received or obtained as a result of negotiating, entering into or performing the Transaction, including: (a) the provisions and subject matter of, and the negotiations relating to, this agreement and any document referred to in this agreement; (b) the business and affairs of the other Parties and their Affiliates. Announcements 17.5 Save as permitted by clause 17.6(a), the issue of any press statements or other forms of publicity and announcements relating to this agreement or matters that arise from it, including the Transaction, require the prior written approval of the Purchaser and the Sellers. Permitted disclosures and announcements 17.6 The restrictions contained in clauses 17.3, 17.4 and 17.5 shall not apply if and to the extent that: (a) an announcement or disclosure is required by any applicable law or any competent Authority or securities exchange; (b) the information has become public through no fault of the relevant Parties; (c) the other Parties have granted prior written consent to the disclosure; (d) disclosure is necessary to obtain the advice of any professional adviser, in which case such disclosure shall be made on a need-to-know basis and subject to such advisor being bound by (contractual or statutory, including by professional duties) confidentiality obligations towards the Party or any of its Affiliates engaging the relevant adviser of at least a similar confidentiality standard as included in this clause 17; Share Purchase Agreement | 43

(e) disclosure by a Party is required to enforce its rights or remedies under this agreement; (f) disclosure to any third party is necessary in relation to a transaction with a member of the Purchaser Group, provided such third party has given a confidentiality undertaking to the Purchaser on the terms and conditions of this clause 17; (g) disclosure is necessary within the Purchaser Group (including to any of its direct or indirect investors); (h) disclosure is made on a need-to-know basis to (i) a person brokering for or willing to provide coverage under or in respect of a warranty and indemnity insurance policy, provided that they are bound by a customary non-disclosure agreement or by professional duties of confidentiality, or (ii) actual or potential providers of debt or equity, or a security trustee or agent acting on behalf of any such provider, to the disclosing Party or any of its Affiliates or any of their direct or indirect shareholders and their respective representatives, in each case provided that they are bound by customary non-disclosure obligations or by professional duties of confidentiality; (i) disclosure is necessary by the Seller Group to any Tax Authority; or (j) the disclosure consists of the use by any member of the Seller Group of the Business Trademarks as permitted by clause 9.30 or the use by any Group Company of the Seller Group Names and Marks as permitted by clause 9.39. Controlled auction 17.7 The Purchaser acknowledges and agrees that the Transaction is the result of a controlled auction process organised by the Seller Group in connection with the sale of the Shares and that third parties may have received (confidential) information (subject to confidentiality agreements) regarding the Group Companies and their respective businesses. 17.8 The Purchaser also agrees that, in case any such third party breaches any such confidentiality agreement: (a) the Sellers shall not be liable towards the Purchaser in respect of such breach; and (b) the Sellers shall not be obligated to take any action or exercise any rights (if any) in relation to such breach on its own initiative. 17.9 The Sellers agree to, as soon as practicable after the Signing Date, request all third parties referenced in clause 17.7, except for the Seller Group’s own professional advisers, to have such third parties destroy or return all Confidential Information in relation to the Group Companies. 18 Insurance Existing claims under Sellers Group Insurance Policies 18.1 With respect to any claim made before the Completion Date by or on behalf of any Group Company under any Sellers Group Insurance Policy, if and to the extent that: (a) the Group Companies or the Purchaser Group have not been indemnified, reimbursed, or otherwise compensated (whether under this agreement or otherwise) in respect of the losses in respect of which the claim was made; and (b) the losses in respect of which the claim was made have not been taken into account in (i) the Accounts or (ii) the Final Completion Accounts, the Sellers shall use reasonable endeavours after the Completion Date to recover all monies due from insurers and shall pay any monies received (after taking into account any deductible under the Sellers Group Insurance Policies and less any Tax suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Sellers or any member of Share Purchase Agreement | 44

the Seller Group in connection with the claim) to the Purchaser or, at the Purchaser’s written direction, the relevant Group Company as soon as practicable after receipt. New claims under occurrence-based policies 18.2 With respect to any event, act or omission relating to any Group Company that occurred or existed prior to the Completion Date that is covered by an ‘occurrence-based’ Sellers Group Insurance Policy, the Sellers shall, at the direction and cost of the Purchaser or the relevant Group Company, make a claim under such insurance policy in accordance with and subject to clause 18.3, provided that: (a) the Sellers shall not be obliged to make any such claim if and to the extent that such claim is covered by an insurance policy held by the Purchaser or a member of the Purchaser Group (including any Group Company); (b) the claim is notified to the Sellers within five (5) Business Days of the Purchaser becoming aware of the claim; and (c) the relevant Group Company shall be liable for any deductible or excess under the Sellers Group Insurance Policy payable in respect of the claim. 18.3 In the event a Group Company notifies a claim pursuant to clause 18.2, the Sellers shall, at the Purchaser’s cost, make all necessary notifications and claims under the relevant Sellers Group Insurance Policy and the relevant Group Company shall be entitled to be paid any proceeds actually received under the Sellers Group Insurance Policy (less any deductible or excess actually paid by the Sellers or any member of the Seller Group and less any Tax suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Sellers or any member of the Seller Group) provided that: (a) the Sellers shall not be required, pursuant to any requests made by the Purchaser or any Group Company, to undertake or threaten litigation or incur any expenditure or liability without being first funded by the Purchaser or Group Company prior to incurring any such expenditure or liability; (b) neither the Purchaser nor any Group Company shall be entitled to any proceeds received by the Seller Group under any Sellers Group Insurance Policy except if and to the extent that such proceeds relate to a claim made pursuant to clause 18.2 in respect of: (i) an event, act or omission connected with the carrying on of the Business prior to the Completion Date; (ii) any losses for which the relevant Group Company has not already been reimbursed, indemnified or otherwise compensated for whether under this agreement or otherwise; (c) the Purchaser shall provide (and shall procure that the relevant Group Company also provides) all assistance, information and co-operation reasonably requested by the Sellers or the Sellers’ representatives (including the Sellers’ insurers, appointed claims handlers or any lawyers instructed in relation to such claim); (d) the Purchaser shall or shall procure that the relevant Group Company shall pay or bear any deductible or excess element of any such claim; and (e) nothing herein shall prohibit the Seller Group from amending, modifying or terminating any coverage under any Seller Group Insurance Policy following Completion. 19 General 19.1 Notices (a) Any notice or other communication to be given in connection with the matters contemplated by this agreement shall, except where expressly provided otherwise, be in writing and in the English language and shall either be delivered in person or sent Share Purchase Agreement | 45

by registered post or email to the address set out in Schedule 13 or, in each case, such other address or contact as a Party may notify to the others in accordance with this clause 19.1. (b) Notice of any change of address or contact shall be effective three Business Days after the date on which it is deemed to have been given in accordance with this clause 19.1 or such later date as may be specified in the notice. (c) A notice shall be effective upon receipt and shall be deemed to have been received: (i) if delivered by hand, registered post or express courier, at the time of delivery; or (ii) if delivered by email, at the time the email is sent, provided that no automated message is received stating that the email has not been delivered. However, if any notice would be deemed to have been given after 5.00 pm on a Business Day and before 9.00 am on the next Business Day, such notice shall be deemed to have been given at 9.00 am on the second of such Business Days. (d) A notice sent solely to the addressee of the legal adviser of a Party shall not constitute a notification for the purpose of this clause 19.1. Failure to send the notification to the addressee of legal adviser of a Party shall not invalidate the notification given to that Party. 19.2 Termination (a) If this agreement is terminated, which termination can only occur on the basis of and in accordance with the relevant provisions of this agreement, then: (i) all rights and obligations of the Parties under this agreement shall end and become ineffective, except for the rights and obligations of or pursuant to clauses 1 (Definitions and interpretation), 5.14 (Break Fee),17 (Confidentiality and announcements), 19 (General) and 20 (Governing law and jurisdiction), which will remain in full force and effect after termination of this agreement; (ii) the CTA will remain in full force and effect; (iii) if Completion has been initiated but has not been fully effected in accordance with this agreement, each Party shall unwind any of the legal actions taken by the Parties which do not automatically unwind by operation of law; and (iv) such termination shall be without prejudice to any rights a Party may have vis-à-vis the other Parties in connection with a breach of any provision of or obligation under this agreement occurring prior to its termination. (b) The Parties waive their rights under articles 6:265 through 6:272 (ontbinding) and article 6:228 (dwaling) of the DCC to rescind (ontbinden) this agreement in whole or in part, to demand the whole or partial rescission (ontbinding) in legal proceedings or to nullify (vernietigen) or amend (wijzigen) it in whole or in part. 19.3 Exclusions (a) The Parties agree to exclude the applicability of Title 1 of Book 7 of the DCC and the Parties waive any rights they may have in connection therewith. (b) The Parties acknowledge and agree that (i) they have discussed and considered the COVID-19 pandemic and the past, current and future (potential) impact of such pandemic on the Group Companies, and (ii) neither the COVID-19 pandemic nor any other pandemic (including potential subsequent waves or variations of such pandemic), nor its past, current or future (potential) impact, will qualify as an unforeseen circumstance (onvoorziene omstandigheid) under article 6:258 of the DCC, an act of force majeure (overmacht) or otherwise give any Party the right to Share Purchase Agreement | 46

terminate, amend, or suspend performance of this agreement or request any court or arbitral tribunal to do the same. 19.4 No assignment (a) Except as provided in this clause 19.4, no Party shall: (i) assign, transfer or create an Encumbrance over any of its benefits, rights or obligations under this agreement; (ii) grant, declare, create or dispose of any right under or interest in this agreement; or (iii) sub-contract all or any of its obligations under this agreement, without the prior written consent of the Sellers and the Purchaser (such consent not to be unreasonably withheld or delayed), save that each of the Sellers or the Purchaser may assign or grant any security interest over (in whole or in part) any monetary claim (geldvordering op naam), as referred to in article 3:83(3) of the DCC, arising under this agreement provided that such assignment will not be enforceable against the other party until the assigning or pledging party, as applicable, has given notice of the assignment to the other party in accordance with article 3:94(3) of the DCC. 19.5 Costs (a) The Purchaser shall pay the premium for the W&I Insurance. (b) The Purchaser shall bear and settle any real estate transfer tax in relation to the signing, execution and implementation of the Transaction. The Purchaser agrees to prepare a draft notification regarding the Transaction required to be filed by the Purchaser in accordance with Section 1 paragraph 3 and Sections 19 and 20 German RETT Act (Grunderwerbsteuergesetz) within fifteen (15) Business Days after the Signing Date (RETT Draft Notification) and to provide the RETT Draft Notification to the Sellers at least three (3) Business Days prior to any filing due date. The Sellers shall be entitled to base their notification, in case of a filing obligation under applicable law is required, on the RETT Draft Notification and shall procure that the respective Group Companies comply with their own notification obligations, in each case with respect to German real estate transfer tax. The Sellers and the respective Group Companies remain responsible for any alterations necessary to reflect that the respective filing is made by the Sellers, if applicable, or a Group Company. The Sellers shall upon the Purchaser’s request provide the Purchaser within three (3) Business Days after such request with all information, which is reasonably required and requested by the Purchaser to be able to prepare the RETT Draft Notification. For the avoidance of doubt, the Sellers shall be responsible for the correctness and completeness of all information reasonably required and requested by the Purchaser in relation to the Seller Group, except to the extent such information was solely derived from public records and the Sellers have had no control over the information contained in such records. (c) The Sellers shall pay the Notary's fees in connection with the preparation and execution of the Deed of Transfer. (d) The Purchaser shall pay the costs in connection with the notifications required in relation to the Merger Clearance Condition, provided that each Party shall bear their own advisors fees, costs and expenses. (e) Save as otherwise stated, each Party shall bear its own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of this agreement as well as the Transaction. Share Purchase Agreement | 47

19.6 Notary The Purchaser and the Purchaser Guarantor are aware that the Notary is a civil-law notary working at DLA Piper Nederland, the firm that advises the Sellers in respect of the matters set out in this agreement. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby acknowledge and confirm that: (a) the Notary shall execute any and all deeds related to this agreement; and (b) the Sellers are assisted and represented by DLA Piper Nederland in relation to this agreement and any other agreements that may be concluded, or disputes that may arise, in connection with it. 19.7 Payments (a) Any payment made by any Party under this agreement shall be deemed to be an adjustment of the Purchase Price for Tax purposes only, and shall not affect the calculation of the Purchase Price for any other purpose under this agreement (including for the purposes of any financial thresholds, caps or other limitations calculated by reference to the Purchase Price). To the extent these payments are made at the election of the Purchaser directly to a Group Company such payments shall constitute a capital contribution by the Purchaser to such Group Company and shall – to the extent permitted by law – also be treated as such for Tax purposes. (b) No payment under this agreement is subject to deduction or withholding for the account of Tax, unless required by law. To the extent any payment made by the Parties (including payment of the Purchase Price) is subject to deduction or withholding of Tax, the relevant paying Party shall pay such amount to the receiving Party which would leave such receiving Party with an amount equal to the payment which would have been due if no deduction or withholding had been required. 19.8 Variation and unenforceability (a) No variation to this agreement shall have any effect unless it is agreed in writing and signed by or on behalf of each Party. (b) Each provision of this agreement is severable. If any such provision is determined to be illegal, invalid or unenforceable (whether in whole or in part) in any respect under the law of any relevant jurisdiction: (i) such determination shall be without prejudice to the legality, validity or enforceability in that jurisdiction of: (A) the other provisions of this agreement (if these other provisions are not inextricably related to the illegal, invalid or unenforceable provision) in that jurisdiction; or (B) such or any provision of this agreement in any other jurisdiction; and (ii) the Parties will negotiate in good faith with a view to replacing it with one or more provisions which are legal, valid and enforceable under the laws of all relevant jurisdictions and which differ from the replaced provision as little as possible, taking into account the substance and purpose of this agreement. 19.9 Further actions At the request of the Sellers or the Purchaser made after Completion, each Party shall take all actions and execute (or ensure the execution of) all such further documents as reasonably deemed necessary or desirable by the Sellers or the Purchaser to fully effect the Transaction. Share Purchase Agreement | 48

19.10 Entire agreement (a) The Transaction Documents (together with all documents referred to them and executed at Completion) constitute the whole and only agreements and understandings between the Parties in relation to their subject matter. All previous understandings, letters of intent, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, including the NDA, between the Parties or members of the Seller Group and the Purchaser Group respectively with any bearing on the subject matter of the Transaction Documents are superseded and terminated (and all rights and liabilities arising pursuant to them, whether or not accrued at the Signing Date, are cancelled, except for any claims under the NDA) to the extent that they have such a bearing. (b) Each of the Parties agrees and acknowledges that its only right and remedy in relation to any Seller Warranty shall be for breach of the terms of this agreement and any other agreement entered into in connection with the Transaction and each of the Parties waives all other rights and remedies (including rights to (wholly or partly) rescind, nullify or terminate (whether by court or arbitral order or otherwise) the agreement connected to the Transaction) in relation to any such Seller Warranty. 19.11 Waiver Any waiver under this agreement must be given by written notice to that effect. 19.12 Exercise of rights and third party stipulation (a) If a Party does not exercise any right under this agreement (including one Party granting any other Party an extension of time to perform its obligations under any provision of it), then this shall not be deemed to constitute a forfeit of any such right (rechtsverwerking). (b) Except as expressly provided otherwise in this agreement, only a Party or a Party's permitted assignees or successors may enforce the terms of this agreement. In the event any third party stipulation (derdenbeding) contained in this agreement is accepted by any third party, such third party will not become a party to this agreement. 19.13 Counterparts This agreement may be signed in any number of counterparts each of which, when executed by one or more of the Parties, shall constitute an original. Delivery of an executed signature page of this agreement by PDF-file (or other scanned document) or signature effected by an electronic signing platform sent by email to the Parties shall be effective as delivery of an original counterpart of this agreement. 20 Governing law and jurisdiction 20.1 This agreement shall be governed by and construed in accordance with Dutch law, with the exclusion of any conflict of law rules under Dutch private international law. 20.2 If and to the extent that the laws of any jurisdiction provide for more protection to the Purchaser than the provisions of this agreement (such as additional rights exercisable vis-à- vis the Sellers or implied representations or warranties in addition to the Seller Warranties), the Purchaser hereby excludes or (if incapable of exclusion) irrevocably waives the right to invoke such additional protection, and the Sellers hereby accept such waiver. 20.3 All disputes arising out of or in connection with this agreement and/or any agreement, arrangement or undertaking arising from this agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. 20.4 The following shall apply to such arbitration: (a) the proceedings shall be conducted in the English language; Share Purchase Agreement | 49

(b) the seat of arbitration shall be Amsterdam, the Netherlands; (c) the place of arbitration shall be Amsterdam, the Netherlands; (d) no award or procedural order made in the arbitration shall be published; and (e) the arbitral tribunal shall be composed of three arbitrators appointed in accordance with the Rules of Arbitration of the International Chamber of Commerce. Share Purchase Agreement | 50

Schedule 1 Sellers, Shares and Purchase Price Share Purchase Agreement | 51

Schedule 2 Group Companies and Participations Share Purchase Agreement | 52

Schedule 3 Deed of Transfer Share Purchase Agreement | 53

Schedule 4 Data Room Index Share Purchase Agreement | 54

Schedule 5 Completion Accounts Share Purchase Agreement | 55

Schedule 6 Permitted Actions Share Purchase Agreement | 56

Schedule 7 Pooling Group Entities Share Purchase Agreement | 57

Schedule 8 Seller Warranties Share Purchase Agreement | 58

Schedule 9 Tax Covenant Share Purchase Agreement | 59

Schedule 10 Purchaser warranties Share Purchase Agreement | 60

Schedule 11 Change of directors Share Purchase Agreement | 61

Schedule 12 Notary Letter Share Purchase Agreement | 62

Schedule 13 Notices Share Purchase Agreement | 63

Schedule 14 Form of TSA Share Purchase Agreement | 64

Schedule 15 Carve-Out Principles Share Purchase Agreement | 65

Schedule 16 Form of Intra-Group Debt Assignment Deed Share Purchase Agreement | 66

Schedule 17 Overview of Shareholder Loans Share Purchase Agreement | 67

Schedule 18 Licensed IP Share Purchase Agreement | 68

Schedule 19 Information of the Works Council Share Purchase Agreement | 69

Signature page THUS AGREED AND EXECUTED on 20 August 2026. Signed for and on behalf of JAMES HARDIE INTERNATIONAL GROUP LIMITED, by its lawfully appointed attorney Aaron Erter /s/ Aaron Erter By: Aaron Erter Title: Chief Executive Officer, James Hardie Industries plc, and attorney-in-fact Signed for and on behalf of JAMES HARDIE HOLDINGS LIMITED, by its lawfully appointed attorney Aaron Erter /s/ Aaron Erter By: Aaron Erter Title: Chief Executive Officer, James Hardie Industries plc, and attorney-in-fact Holcim Westbeteiligungs GmbH /s/ Laurent Jaques /s/ Mustafa Soylu By: Laurent Jaques By: Mustafa Soylu Title: Managing Director Title: Managing Director Holcim Ltd /s/ Virginie Darbo /s/ Markus Unternaehrer By: Virginie Darbo By: Markus Unternaehrer Title: Group Head of Strategy and M&A Title: Head Group Treasury and Tax Share Purchase Agreement | 70